     As filed with the Securities and Exchange Commission on August 27, 1998


                                                      REGISTRATION NO. 333-59897

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                              (AMENDMENT NO. 1)


                          SEL-DRUM INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)

         NEW YORK                            3570                                84-1236134
(State or jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
 incorporation or organization)    Classification Code)

                               501 AMHERST STREET
                          BUFFALO, NEW YORK 14207-2913
                                  800-263-9356
          (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

                                RAYMOND C. SPARKS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          SEL-DRUM INTERNATIONAL, INC.
                               501 AMHERST STREET
                          BUFFALO, NEW YORK 14207-2913
                                  800-263-9356
                       (Name, address and telephone number
                              of agent for service)

                                   Copies to:

                             James M. Jenkins, Esq.
                           Harter, Secrest & Emery LLP
                                700 Midtown Tower
                         Rochester, New York 14604-2070
                                 (716) 232-6500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

             CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF THE FORM PURSUANT TO RULE 404(a)


             Form SB-2 Caption                              Prospectus Caption

 1. Front of Registration Statement and        Prospectus Outside Front Cover Page
    Outside Front Cover of Prospectus

 2. Inside Front and Outside Back Cover        Inside Front Cover Page; AVAILABLE
    Pages of Prospectus                        INFORMATION; TABLE OF CONTENTS;
                                               REPORTS TO SECURITY HOLDERS

 3. Summary Information and Risk               PROSPECTUS SUMMARY - The Company,
    Factors                                    The Offering; RISK FACTORS; SELECTED
                                               FINANCIAL DATA

 4. Use of Proceeds                            Prospectus Outside Front Cover Page; USE
                                               OF PROCEEDS

 5. Determination of Offering Price            Plan of Distribution


 6. Dilution                                   Not Applicable

 7. Selling Security Holders                   Prospectus Outside Front Cover Page;
                                               PROSPECTUS SUMMARY; SELLING
                                               SHAREHOLDERS; PLAN OF DISTRIBUTION

 8. Plan of Distribution                       Prospectus Outside Front Cover Page;
                                               PROSPECTUS SUMMARY; SELLING SHAREHOLDERS;
                                               PLAN OF DISTRIBUTION

 9. Legal Proceedings                          LEGAL MATTERS

10. Directors, Executive Officers,             MANAGEMENT
    Promoters and Control Persons

11. Security Ownership of Certain              SECURITY OWNERSHIP OF CERTAIN
    Beneficial Owners and Management           BENEFICIAL OWNERS AND MANAGEMENT

12. Description of Securities                  DESCRIPTION OF CAPITAL STOCK

13. Interest of Named Experts and              Not Applicable
    Counsel

14. Disclosure of Commission Position          LIMITATION OF LIABILITY AND
    on Indemnification for Securities Act      INDEMNIFICATION MATTERS
    Liabilities

15. Organization Within Last Five Years        RELATED TRANSACTIONS

16.  Description of Business                    PROSPECTUS SUMMARY; THE
                                                COMPANY

17.  Management's Discussion and                MANAGEMENT'S DISCUSSION AND
     Analysis or Plan of Operation              ANALYSIS OF FINANCIAL CONDITION
                                                AND RESULTS OF OPERATIONS

18.  Description of Property                    THE COMPANY - Properties

19.  Certain Relationships and Related          RELATED TRANSACTIONS
     Transactions

20.  Market for Common Equity and               Prospectus Outside Front Cover; RISK
     Related Stockholder Matters                FACTORS; MARKET INFORMATION;
                                                DIVIDEND POLICY; PLAN OF
                                                DISTRIBUTION

21.  Executive Compensation                     EXECUTIVE COMPENSATION;
                                                RELATED TRANSACTIONS

22.  Financial Statements                       FINANCIAL STATEMENTS

23.  Changes In and Disagreements With          Not Applicable
     Accountants on Accounting and
     Financial Disclosure

                  SUBJECT TO COMPLETION, DATED AUGUST 27, 1998


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                         845,000 SHARES OF COMMON STOCK

                          SEL-DRUM INTERNATIONAL, INC.

        All of the 845,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Sel-Drum International, Inc., a New York corporation ("Sel-Drum" or the "Company"), offered hereby (the "Shares") are being offered for the account of certain shareholders of the Company (the "Selling Shareholders"). The Company will receive none of the proceeds from the sale of the Shares.


        The Common Stock is quoted on the OTC Electronic Bulletin Board (the "OTC Bulletin Board") under the symbol "SDUM." As of July 31, 1998, the average bid and asked prices of the Common Stock on the OTC Bulletin Board was $.6876 per share (See "MARKET INFORMATION"). There can be no assurance that an active and reliable public market will develop or, if developed, that such market will be sustained.

        The public offering price for the Common Stock will be $0.50 per share. The offering price of the Common Stock has been determined by negotiation among the Selling Shareholders, the Company and Pittsford Capital Markets, Inc. (the "Underwriter"), and is not related to the Company's asset value or any other established criteria of value. For the method of determining the public offering price of the Common Stock, see "PLAN OF DISTRIBUTION."





        The Company will not receive any proceeds from the sale of the Shares for the account of the Selling Shareholders. The Company has informed the Selling Shareholders that the anti-manipulative rules under the Exchange Act of 1934, Regulation M may apply to their sales in the market and has furnished the Selling Shareholders with a copy of these rules. The Company has also informed the Selling Shareholders of the need for delivery of copies of this Prospectus in connection with any sale of Shares registered hereunder.

        The Company will pay all fees and expenses incident to the registration of the Shares offered hereby, other than the following expenses which will be borne by the Selling Shareholders: discounts and commissions payable to brokers or dealers in respect of sales of the Shares, and stock transfer taxes (See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDERS").

        THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A SUBSTANTIAL DEGREE OF RISK. SEE "RISK FACTORS" STARTING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY
PROSPECTIVE INVESTORS.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================================
                                                                            Underwriting                Proceeds to
                                                                            Discount and                  Selling
                                              Price to Public              Commissions(1)             Shareholders(2)
----------------------------------------------------------------------------------------------------------------------------
Per Share, Common Stock                           $.5000                       $.0500                      $.4500
----------------------------------------------------------------------------------------------------------------------------
Total Maximum (3)                                $422,500                     $42,250                     $380,250
----------------------------------------------------------------------------------------------------------------------------
Total Minimum (3)(4)(5)                          $125,000                     $12,500                     $112,500
============================================================================================================================



(1)     Does not reflect additional compensation to be received by the Underwriter in the form of (a) a non-accountable expense allowance of $4,225 (or $4,850 if the Underwriter's over-allotment option described in Footnote (4) is exercised in full), and (b) warrants to purchase up to 84,500 shares of Common Stock at a purchase price of $.70 (that being 140% of the public offering price) (the "Underwriter's Warrant"). In addition, the Company and the Selling
        Shareholders have agreed to indemnify the Underwriter against certain civil liabilities under the Securities Act of
        1933, as amended. See "PLAN OF DISTRIBUTION."

(2)     The Company will not receive any proceeds from the market sales of the Shares owned by the Selling Shareholders. The
        Company is reimbursing the Selling Shareholders for half of the expenses incident to the registration of the Shares offered hereby, except selling commissions. The Company estimates such expenses to be approximately $22,500.

(3)     The Selling Shareholders have granted the Underwriter an option, exercisable within 225 days of the Effective Date of this Registration Statement (the "Effective Date"), to purchase up to an additional 125,000 shares of the Selling
        Shareholders' Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total "Price to Public," "Underwriting Discount and
        Commissions," and "Proceeds to Selling Shareholders" will be $482,500, $48,250, and $434,250, respectively.

(4)     If at least 250,000 Shares are not sold within 75 days of the Effective Date, all subscription documents and funds
        (together with any interest earned thereon) will be promptly refunded to subscribers and the Offering will terminate. If at least 250,000 Shares are sold prior to the 75 day period, the Company may close the Offering as to these subscribers (the "First Closing") and continue the Offering of unsold Shares for up to 150 additional days.
        See "PLAN OF DISTRIBUTION."

(5)     The Underwriter will not accept offers to purchase fewer than 2,000 Shares.


              The date of this Prospectus is ______________, 1998.

NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS, OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                                 TABLE OF CONTENTS

AVAILABLE INFORMATION...........................................................................................  9

REPORTS TO SHAREHOLDERS.........................................................................................  9

PROSPECTUS SUMMARY..............................................................................................  9

RISK FACTORS.................................................................................................... 11

MARKET INFORMATION.............................................................................................. 16

THE COMPANY..................................................................................................... 17

USE OF PROCEEDS................................................................................................. 19

DIVIDEND POLICY................................................................................................. 19

SELECTED FINANCIAL DATA......................................................................................... 20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.......................................................................... 21

THE COMPANY..................................................................................................... 25

MANAGEMENT...................................................................................................... 31

EXECUTIVE COMPENSATION.......................................................................................... 33

SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND MANAGEMENT............................................................................. 35

RELATED TRANSACTIONS............................................................................................ 36

SELLING SHAREHOLDERS............................................................................................ 37

PLAN OF DISTRIBUTION............................................................................................ 38

DESCRIPTION OF CAPITAL STOCK.................................................................................... 41

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS............................................................. 41

LEGAL MATTERS................................................................................................... 43

EXPERTS ........................................................................................................ 43

FINANCIAL STATEMENTS............................................................................................ 44

                              AVAILABLE INFORMATION

        The Company has filed a registration statement on Form SB-2 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Shares. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the Exhibits and Schedules thereto for further information with respect to the Company and the Common Stock. Statements contained in this Prospectus as to the contents of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, and in each instance reference is made to such document, each such statement is qualified in all respects by such reference.

        The Company is subject to the information requirements of the Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith is required to file reports, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, and other information may be inspected and copied at the Commission's Public Reference Section located in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048 at prescribed rates. The Commission also maintains a web site at "http:\\www.sec.gov" where such material filed electronically can be examined.

                             REPORTS TO SHAREHOLDERS

        THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE FOREGOING DOCUMENTS AND INFORMATION THAT HAVE BEEN FILED WITH THE COMMISSION. REQUESTS SHOULD BE DIRECTED TO RAYMOND C. SPARKS, PRESIDENT AND CHIEF EXECUTIVE OFFICER, SEL-DRUM INTERNATIONAL, INC., 501 AMHERST STREET, BUFFALO, NEW YORK 14207-2913; TELEPHONE 800-263-9356.

                               PROSPECTUS SUMMARY

        THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO AND INFORMATION CONCERNING "THE COMPANY" INCLUDES SEL-DRUM INTERNATIONAL, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES. HISTORICAL INFORMATION, EXCEPT FOR THE FINANCIAL STATEMENTS, PRESENTS THE OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES ON A COMBINED BASIS, UNLESS OTHERWISE INDICATED.

THE COMPANY

        Sel-Drum is a leading independent distributor of high mortality copier and printer replacement parts and supplies. As one of the largest independent high mortality copier parts distribution companies in North America, Sel-Drum provides a link between parts manufacturers, sellers and buyers. Sel-Drum is also developing strong relationships with suppliers who seek advanced inventory management and order processing. The Company is headquartered at 501 Amherst Street, Buffalo, New York 14207-2913; Telephone: 800-263-9356.

THE OFFERING

        All of the 845,000 Shares of Common Stock, par value $.01 per share (the "Common Stock"), of Sel-Drum International, Inc., a New York corporation ("Sel-Drum" or the "Company"), offered hereby (the "Shares") are being offered for the account of certain shareholders of the Company (the "Selling Shareholders"). The Company will receive none of the proceeds from the sale of the Shares.


Securities registered on behalf of
the Selling Shareholders                                               845,000 Shares of Common Stock (1)

Common stock outstanding prior to this
offering                                                               7,642,500 Shares (2)

Common stock outstanding after this
offering                                                               7,642,500 Shares (2)


-------------------------------

     (1)     Does not include 125,000 shares of Common Stock subject to the Underwriter's over-allotment option or 84,500 shares issuable pursuant to the Underwriter's Warrant.

     (2)     Does not include 416,667 shares issuable pursuant to options which are exercisable within 60 days from the date of this Prospectus.

                                  RISK FACTORS

        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.


        PUBLIC MARKET FOR THE COMPANY'S COMMON STOCK. The Company's Common Stock currently trades on the National Association of Securities Dealers, Inc. OTC Electronic Bulletin Board. The Company intends to apply to list the Common Stock on the Chicago Stock Exchange after the closing of this Offering. See "Applicability of Penny Stock Rules" under "RISK FACTORS" for listing requirement information. The Company may also apply to list the Common Stock on The Nasdaq SmallCap Market or a national or other regional stock exchange. There can be no assurance that a market for the Common Stock will develop or be sustained. As a result, purchasers of the Shares may have difficulty in selling such Shares should they desire to do so. See "MARKET INFORMATION."


        COMMON STOCK ELIGIBLE FOR RESALE. Of the 7,642,500 shares of Common Stock presently outstanding, over 6,283,680 shares are "restricted securities" and under certain circumstances may be sold in compliance with Rule 144 adopted under the Securities Act. Future sales of such shares are likely to depress the market price of the Company's Common Stock, which would have an adverse effect on the value of the Company's Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


        REVERSE STOCK SPLIT. Following the close of this Offering, the Company's Management intends to submit a proposal for a reverse stock split to the Company's Shareholders. As of the date of this Prospectus, Management expects up to a 0.33-for-one stock split to be submitted for approval by the Shareholders. All references to the Company's Common Stock contained in this Prospectus do not give effect to the stock split.

        DETERMINATION OF OFFERING PRICE. The public offering price for the Common Stock will be $0.50 per share. The offering price of the Common Stock has been determined by negotiation among the Selling Shareholders, the Company and the Underwriter, and is not related to the Company's asset value or any other established criteria of value. For the method of determining the public offering price of the Common Stock, see "PLAN OF DISTRIBUTION."


        ABILITY TO RESPOND TO RAPID CHANGE. The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire and market new products which keep pace with technological developments and evolving industry standards as well as to respond to changes in customer needs. The failure of the Company's management to adapt to changing technological and business conditions, as well as the growth of its own business, results of operations and prospects, would have a material adverse effect on the Company's business. See "THE COMPANY."

        RELIANCE ON MAJOR CUSTOMERS. The Company estimates that approximately 30% of its gross sales for the fiscal year ending July 31, 1998 will be attributable to one customer's dealer network. The loss of this relationship would have a material adverse effect on the financial condition of the Company. See "THE COMPANY - Sales and Marketing."

        MANAGEMENT TRANSITION; DEPENDENCE UPON KEY PERSONNEL. The Company's success will depend in large measure on the efforts of key senior management. The Company recently announced that it had hired Raymond C. Sparks as its new Chief Executive Officer and President, replacing the Company's founder, Brian F. Turnbull. Mr. Turnbull will remain as Chairman of the Board and will devote a substantial amount of time working on the Company's export business and transitioning his prior responsibilities to Mr. Sparks. The loss of the services of Mr. Turnbull or Mr. Sparks or the loss of other key personnel could have a material adverse effect on the Company. See "THE COMPANY; MANAGEMENT."

        MANAGEMENT OF CHANGING OPERATIONS. The Company's future performance will depend, in part, on its ability to manage changes in its operations and will require the Company to hire additional management and technical personnel, particularly in the marketing and customer support areas. In addition, the Company's ability to manage changes in its operations will require it to continue to improve its operational and financial control system and to attract, train, motivate, manage and retain key employees. If the Company's management were to become unable to manage these changes effectively, that would have a material adverse effect on the Company's financial condition, prospects and operating results. See "THE COMPANY."

        POTENTIAL UNSPECIFIED ACQUISITIONS. The Company is currently considering acquiring other businesses within its industry segment from whom economies of scale can be achieved. In the event the Company determines to acquire such businesses or assets, investors may not have an opportunity to review the financial statements of such businesses or to vote on such acquisitions. To date, the Company has not identified any acquisition candidates and no assurances can be given that any such acquisitions will occur or if any occur whether such acquisitions will provide the economies of scale the Company desires from such candidates. See "THE COMPANY - History, Strategy."

        COMPETITION. The high mortality copier and printer replacement parts business is highly competitive. The Company believes that competition in the industry is based principally upon experience, quality, prices and the ability to meet customer delivery requirements. Competition in the industry affects the Company's ability to increase prices on certain products and, in some cases, subjects the Company to pressure from its customers to reduce prices. While recently committing its efforts to improve its remanufacturing and assembly processes to permit the Company to reduce costs through operating efficiencies, thereby improving profitability, there can be no assurances that these efforts will serve to improve productivity and profitability. Additionally, some of the Company's competitors have greater financial resources than the Company and there can be no assurance that the Company will be able to compete effectively with these competitors. See "THE COMPANY - Competition."

        CONTROL BY MANAGEMENT. Management currently holds approximately 82.84% of the Common Stock of the Company. As a result, management is in a position to control the management and policies of the Company, including, but not limited to, electing or removing the Company's Board of Directors, changing the core business of the Company, causing or restricting the sale of the Company, causing the Company to engage in transactions with affiliated companies and controlling the Company's dividend policy. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

        RELIANCE ON QUALITY CONTROL OF UNAFFILIATED MANUFACTURERS. Although the Company believes that it maintains good control with respect to product specifications and quality, there can be no assurance that unaffiliated manufacturers will remain able or willing to continue to manufacture the Company's distributed products consistent with the Company's quality and performance standards. In this regard, the Company has occasionally received, and may in the future receive, shipments of product from unaffiliated manufacturers of products that fail to conform to the Company's quality control standards or are not timely delivered. Although shipments from unaffiliated manufacturers of products that failed to conform to the Company's standards have not materially affected the Company's operation, there cannot be any assurance that such failure in the future would not materially adversely affect the Company's results of operations or its reputation in the marketplace. See "THE COMPANY - Strategy."

        CURRENCY RISKS. Although the Company currently effects substantially all of its transactions in United States dollars and approximately 70% of its sales are made in the United States, in those situations in which transactions are in foreign currencies, the Company is exposed to risks such as currency instability, currency exchange losses and the ability to repatriate earnings under existing exchange control laws. The Company does not currently engage in hedging, and no assurance can be given that an effective currency hedging policy could offset these currency risks.

        ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS. The Company's officers and directors are residents of Canada and a significant portion of the assets of the Company are or may be located outside of the United States. As a result, service of process may be effected upon the Company through its offices in New York, but it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act or the state securities laws. The Company believes that a judgment of a United States court predicated solely upon civil liability under the Securities Act would probably be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. However, there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. The Company believes that, pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. Pursuant to the provision of the Courts of Justice Act (Ontario), however, a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario.

        AUTHORIZATION OF PREFERRED STOCK. The Company's Restated Certificate of Incorporation authorizes the issuance of "preferred" stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to designate and issue the "preferred" stock as preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Also, the voting power and percentage of stock ownership of the shareholders of the Company's outstanding Common Stock can be substantially diluted by such preferred stock issuance. In addition, the issuance of such preferred stock may have the effect of rendering more difficult or discouraging an acquisition of the Company or changes in control of the Company. See "DESCRIPTION OF CAPITAL STOCK - Preferred Stock."


        APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF THE COMPANY'S COMMON STOCK. At the present time, the Company's Common Stock is not listed on The Nasdaq Stock Market or on any national or regional stock exchange. Although dealer prices for the Company's Common Stock are listed on the OTC Bulletin Board, trading has been sporadic and limited since such quotations first appeared on June 20, 1995. See "MARKET INFORMATION." The Company intends to apply to the Chicago Stock Exchange for listing of its Common Stock as soon as practicable after the closing of this Offering. The current requirements for listing on the Chicago Stock Exchange Tier II include net tangible assets of $2,000,000; a demonstrated ability to produce adequate net earnings; a public float of at least 250,000 shares; at lease 500 shareholders; at least 3 years operating history; and two independent members on the Board of Directors. While the Management of the Company believes that these criteria may be met, there can be no assurances that a listing will be obtained or, if obtained, the listing will continue.

        The Company also intends to apply to have its Common Stock approved for quotation on The Nasdaq SmallCap Market (the "Small Cap Market") at such time as it meets the requirements for inclusion, which under current Nasdaq rules, require a company to have, among other things, net tangible assets of $5,000,000 or meet certain other market capitalization or net income requirements, a "public float" valued at least $1,000,000, and a minimum bid price of $4.00 per share. At the present time, the Company is unable to state when, if ever, it will meet the Nasdaq application standards. Moreover, even if the Company meets the minimum requirements to apply for inclusion in the SmallCap Market, there can be no assurance that approval will be received or, if received, that the Company will meet the requirements for continued listing on the SmallCap Market. Further, Nasdaq reserves the right to withdraw or terminate a listing on the SmallCap Market at any time and for any reason in its discretion. If the Company is unable to obtain or to maintain a listing on the SmallCap Market, quotations, if any, for "bid" and "asked" prices of the Common Stock would be available only in the "pink sheets" published by the National Quotation Bureau, Inc. or on the OTC Bulletin Board where the Common Stock has been currently quoted. This means that an investor may find it more difficult to dispose of or to obtain accurate quotations of prices for the Common Stock than would be the case if the Common Stock were quoted on the SmallCap Market.

        Irrespective of whether or not the Common Stock is included on the Chicago Stock Exchange or in the Nasdaq system, there is no assurance that the public market for the Common Stock will become more active or liquid in the future. In that regard, prospective purchasers should consider that this Offering is being made without underwriting arrangements typically found in an initial public offering of securities. Such arrangements generally provide for the issuer of the securities to sell the securities to an underwriter which, in turn, sells the securities to its customers and other members of the public at a fixed offering price, with the result that the underwriter has a continuing interest in the market for such securities following the offering.

        The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock." Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share and is not listed on The Nasdaq Stock Market or a major stock exchange. These regulations subject all broker-dealer transactions involving such securities to the special "Penny Stock Rules" set forth in Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "'34 Act"). It may be necessary for the Selling Shareholders to utilize the services of broker-dealers who are members of the NASD. The current market price of the Company's Common Stock is substantially less than $5.00 per share and such stock can, for at least for the foreseeable future, be expected to continue to trade in the over-the-counter market at a per share market price of less than $5.00 (see "MARKET INFORMATION"). Accordingly, any broker-dealer sales of the Shares being registered hereunder, as well as any subsequent market transactions in the Company's Common Stock, may be subject to the Penny Stock Rules. These Penny Stock Rules affect the ability of broker-dealers to sell the Company's Common Stock and also may affect the ability of purchasers in this Offering to sell their Shares in the secondary market, if such market should ever develop. There is an exemption from the Penny Stock Rules for companies whose most recently audited financial statements reflect net tangible assets in excess of $5,000,000. The Company believes it meets this exemption and will continue to do so for the foreseeable future.


        The Penny Stock Rules also impose special sales practice requirements on broker-dealers who sell such securities to persons other than their established customers or "Accredited Investors." Among other things, Penny Stock Rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, the Penny Stock Rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative and the current quotations for the securities. Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, if the Penny Stock Rules were to become applicable to the Company's Common Stock, it will be difficult to trade such stock because compliance with such Penny Stock Rules can delay and/or preclude certain trading transactions. This could have an adverse effect on the liquidity and/or price of the Company's Common Stock.

                               MARKET INFORMATION

        The Company's Common Stock is traded on a limited basis in the over-the-counter market and quoted on the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. (the "OTC Bulletin Board"). The following table sets forth representative high and low bid prices by calendar quarters as reported on the OTC Bulletin Board during the last two fiscal years. The Company's Common Stock has not traded since July 1, 1998. Since the level of trading in the Company's Common Stock has been limited, the bid prices reported may not be indicative of the value of the Common Stock or the existence of an active market. The OTC Bulletin Board market quotations reflect inter-dealer prices without retail markup, mark-down, or other fees or commissions, and may not necessarily represent actual transactions.


                                                                 Bid Prices
                      Period                                    Common Stock

                                                Low                         High

Fiscal Year Ended July 31, 1996

        October 31, 1995                       $1.50                        $1.50

        January 31, 1996                        1.00                         1.25

        April 30, 1996                          0.25                         0.50

        July 31, 1996                           0.375                        0.875



Fiscal Year Ended July 31, 1997

        October 31, 1996                       $0.625                       $0.625

        January 31, 1997                        0.250                        0.625

        April 30, 1997                          0.0625                       0.0625

        July 31, 1997                           0.0625                       0.125



Fiscal Year Ending July 31, 1998

        October 31, 1997                       $0.0625                      $0.125

        January 31, 1998                        0.07                         0.4375

        April 30, 1998                          0.375                        0.53125

        July 31, 1998                           0.3125                       0.87




SHAREHOLDERS


        As of August 24, 1998, the number of holders of record of the Common Stock, $.01 par value of the Company was 376.


                                   THE COMPANY

        Sel-Drum International, Inc., a New York Corporation ("Sel-Drum" or the "Company") is the successor corporation to Dakota Equities, Ltd. (which was incorporated in Colorado on June 16, 1993), a publicly-held "blank check" or "blind pool" company, i.e., it had no operations of its own, its intent being to acquire existing assets, properties, companies and/or operating a start-up business. On November 26, 1993, the Company filed a Form 10-SB to register its Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. On February 1, 1995, the Company acquired all the outstanding common shares of Sel-Drum Imaging Corporation, the parent corporation of a privately held Canadian corporation and a privately held U.S. corporation, which was founded in 1978. The Company also acquired, through its subsidiary Sel-Drum Imaging Corporation, Micron Imaging Corp. Micron Imaging Corp. (which was amalgamated with Sel-Drum Corporation in November 1996) houses the Company's drum manufacturing and printer cartridge remanufacturing facility in Kelowna, British Columbia (the "Kelowna Facility").

        Through its Sel-Drum Imaging Corporation subsidiary, the Company has two wholly-owned subsidiaries, Sel-Drum Corporation (U.S.A), Inc. and Sel-Drum Corporation (which amalgamated Micron Imaging Corp. (now the "Kelowna Facility") on November 1, 1996). Unless otherwise indicated, all references to "Sel-Drum" or the "Company" include the Company, Sel-Drum Imaging Corporation, Sel-Drum Corporation and Sel-Drum Corporation (U.S.A.), Inc. Sel-Drum Corporation (U.S.A.), Inc. and Sel-Drum Corporation employ a number of sales agents and telemarketers who contact directly the copier machine dealers throughout North America. There are approximately 12,000 such dealers marketing various brands of copier products. The Company estimates that the potential marketplace for high mortality replacement parts, drums and toner, not controlled by the Original Equipment Manufacturers ("OEM's") to be approximately $675 million in North America.

        Sel-Drum is a leading independent distributor of high mortality copier and printer replacement parts and supplies. As one of the largest independent high mortality copier parts distribution companies in North America, Sel-Drum provides a link between parts manufacturers, sellers and buyers. Sel-Drum is also developing strong relationships with suppliers who seek advanced inventory management and order processing.

        The Company's primary business is the distribution of high mortality copier and printer replacement parts, toners, and photoreceptors ("Drums"), including, to a limited extent, the manufacturing of Drums. On August 1, 1995, the Company added remanufactured facsimile and printer cartridges to its product offering. The Company markets in the United States and Canada through a direct network of sales agents and telemarketers. Outside of North America, the Company is represented by several distributors with their sales accounting for less than 5% of the total revenues.

        On March 7, 1997, the Company and certain principal shareholders terminated discussions with JRCS Corp. regarding the sale of substantially all of the outstanding capital stock of the Company.

        In late 1997, the Company initiated a strategic plan which was designed to focus on the longer term growth prospects of the Company. This new strategy calls for concentrating efforts on the Company's core business and the existing opportunities within the high mortality copier replacement part and printer replacement part marketplace. The implementation of this strategy includes programs aimed at bolstering the Company's core business. Specifically, the Company is looking at its under-utilization of the Kelowna Facility with a view toward having the Kelowna Facility provide increased distribution support.


        Additional strategic items include seeking acquisition candidates and a listing on the Chicago Stock Exchange, The Nasdaq SmallCap Market or a national or other regional exchange, and establishing integrated data systems, all of which may serve to increase the Company's budgeted 1998 expenses.


        On October 29, 1997, the Company announced that it had hired Raymond C. Sparks as its new Chief Executive Officer and President, replacing Brian F. Turnbull who has agreed to remain with the Company as Chairman of the Board of Directors.

        In December 1997, the Company reorganized its sales staff and began implementing this reorganization during the month of January 1998. As a result of this reorganization of sales staff, the Company expects sales to be flat during Fiscal 1998.

        On January 6, 1998, the Shareholders approved the reincorporation of the Company as a New York corporation. The reincorporation became effective on March 6, 1998.


        On January 15, 1998, the Company began funding a repurchase of 172 shares of Class C and 241 shares of Class D Preferred Stock in the Company's Sel-Drum Imaging Corporation subsidiary held by two of the Company's principal shareholders. The total purchase price was approximately $300,000, of which approximately $175,000 was delivered during the quarter ended January 31, 1998, and the remainder during the quarter ended April 30, 1998. The Company does not anticipate funding additional repurchases of Sel-Drum Imaging Corporation's Preferred Stock at any time in the foreseeable future.



        On August 1, 1998, the Company repurchased 100,000 shares of its Common Stock from Brien Murtagh pursuant to a Share Repurchase and Non-competition Agreement dated as of February 1, 1998, at $1.00 per share. The terms of this Agreement are discussed more fully in "RELATED TRANSACTIONS."

        The Company entered into a Financial Consulting Agreement with Pittsford Capital Markets, Inc. ("Pittsford Capital"), dated as of August 1, 1998. The Financial Consulting Agreement provides that Pittsford Capital will receive (i) a monthly fee of $1,000 for a twelve month period; (ii) warrants to purchase 120,000 shares of Common Stock upon receipt by the Company of a public relations plan prepared by Pittsford Capital and suitable to the Company; (iii) warrants to purchase 45,500 shares of Common Stock upon the closing of an acquisition by the Company of another business entity; and (iv) $85,000 per transaction for which the Company engages Pittsford Capital as its financial consultant. The term of the agreement is one year unless it is terminated earlier by either party upon 30 days written notice. See "PLAN OF DISTRIBUTION."


                                 USE OF PROCEEDS

        The Company will receive no proceeds from the sales of any of the Shares being registered hereunder.

                                 DIVIDEND POLICY

        The Company has never paid any dividends on its Common Stock and has no present intention to do so in the foreseeable future. The Company intends to follow a policy of retaining earnings to finance the growth of its business. Any future determination to pay dividends will be at the discretion of the Board of Directors of the Company and will be dependent on the Company's results of operations, financial condition, contractual and legal restrictions and other factors deemed relevant by the Board of Directors at that time.

                             SELECTED FINANCIAL DATA

        The Company's selected financial data should be read in conjunction with the Company's Consolidated Financial Statements, respective notes and selected financial data included elsewhere in this Prospectus.


        While the Company has significant Canadian operations, the Company has provided the financial data in this Prospectus in United States dollars with its audit conducted in accordance with generally accepted auditing standards in the United States of America. All references to dollar amounts in this Prospectus, unless otherwise indicated, are in United States dollars.

                                                                                      Years Ended July 31,
                                                                         ---------------------------------------------
                                        Nine Months      Nine Months
                                           Ended           Ended
                                         April 30,       April 30,
                                           1998             1997             1997             1996             1995
                                       ------------     ------------     ------------     ------------     ------------

INCOME STATEMENT DATA

Revenues                                $10,874,126      $12,244,237      $16,619,967      $14,811,891      $14,170,171

Costs of Goods Sold                       7,273,236        8,048,582       10,968,448        9,746,252        9,636,599

Selling, General and Administrative       2,704,819        2,904,558        3,954,952        3,651,045        3,392,956
Expenses

Income From Operations                      845,291        1,246,540        1,621,478        1,366,634        1,098,996

Interest Expense                            (49,424)        (101,253)        (129,361)        (175,193)        (153,298)

Income Per Common Share                         .06              .09              .13              .10              .08

Common Shares Outstanding                 7,642,500        7,642,500        7,642,500        7,632,500        7,622,000



BALANCE SHEET DATA

Cash                                        $64,932         $817,934       $1,084,954       $1,181,396         $166,005

Working Capital                           4,324,999        3,873,969        4,232,694        3,144,879        2,476,335

Total Assets                              6,806,829        7,820,656        7,695,839        8,117,537        6,405,169

Total Liabilities                         1,563,661        2,922,675        2,481,116        3,871,424        2,950,708

Stockholders' Equity                      5,243,168        4,897,981        5,214,723        4,246,113        3,454,461

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        The following is Management's discussion and analysis of significant factors which have affected the Company's financial position and operations during the fiscal year ended July 31, 1997, and the interim nine-month period ended April 30, 1998. This discussion contains both historical and forward-looking statements. When used in this discussion, the words "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)", "intend(s)" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "RISK FACTORS." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are also urged to carefully review and consider the various disclosures elsewhere in this Prospectus which discuss factors which affect the Company's business, including the discussion under the caption "RISK FACTORS."

Results of Operations
---------------------

        The Company's results of operations are affected by numerous factors such as general economic conditions, competition and inventory costs. The largest component of the Company's cost of sales is inventory cost, which may vary slightly from period to period based upon timing of purchases which indirectly affect the Company's inventory costs.

Year Ended 1997 ("Fiscal 1997") Compared to Year Ended 1996 ("Fiscal 1996")
---------------------------------------------------------------------------

        The Company's distribution centers in Burlington, Ontario (Canada) and Buffalo, New York (USA), showed strong profit margins during the fiscal year ended July 31, 1997 with each facility recording 32.2% and 36.6% gross margins respectively. The Company's Kelowna Facility, however, recorded a loss in absolute dollars of approximately $285,000 as a result of limited manufacturing production of Drums. In an effort to address the losses incurred at the Kelowna Facility during Fiscal 1997, at the beginning of Fiscal 1998 the Company began efforts to utilize the Kelowna Facility's capacity for the remanufacturing of cartridges. The Company believes that the Kelowna Facility will also serve to alleviate its reliance upon third-party remanufacturers of cartridges. Additionally, the Company began efforts to utilize expected additional capacity at the Kelowna Facility for distribution of copier and facsimile component parts in Western North America. The Company's Fiscal 1998 capital expenditures related to the redeployment of assets at the Kelowna Facility are expected to total approximately $65,000.

        Net sales for the year ended July 31, 1997, were $16.6 million as compared with $14.8 million for the year ended July 31, 1996, an increase of 12.2%. The increase in net sales was principally the result of steady improvement in the copier and copier component markets and an intensified marketing effort within the Company and its distribution channels.

        Gross profit margin for the year ended July 31, 1997, was 34.0%, as compared to 34.2% for Fiscal 1996. As disclosed above, gross profit margins reflect an increase in profit margins in the Company's two distribution centers located in Burlington, Ontario and Buffalo, New York, and a loss from the Company's manufacturing facility in Kelowna, British Columbia.

        Selling, general, and administrative expenses for the year ended July 31, 1997, increased 8.3% from the prior comparable period. This increase resulted primarily from professional and other fees associated with the terminated negotiations with JRCS described earlier herein and legal and accounting costs associated with the Company's longer term strategy (initiated in late Fiscal 1997) to obtain listing on The Nasdaq SmallCap Market.

        As a result of the foregoing, net income improved by 25% from Fiscal 1996 to Fiscal 1997.

Year Ended 1996 ("Fiscal 1996") Compared to Year Ended 1995 ("Fiscal 1995")
---------------------------------------------------------------------------

        Net sales for Fiscal 1996 were $14.8 million, an increase of 4.5% from $14.1 million in Fiscal 1995. Gross profit for Fiscal 1996 of $5,065,639 (34.2%) compared favorably to Fiscal 1995 of $4,533,572 (31.7%), an absolute dollar increase of 11.7%. Gross profit margins continued to improve quarter over quarter with a 2.5% improvement for Fiscal 1996 over Fiscal 1995.

        Selling and general and administrative expenses increased by 7.6% (or $258,089) from $3,392,956 in Fiscal 1995 to $3,651,045 in Fiscal 1996. The
increases in expenses were primarily from additional sales commissions and telemarketers which were paid in the fourth quarter of Fiscal 1996.

        The Company changed its policy for the handling of currency transactions between Sel-Drum Corporation and Sel-Drum Corporation (U.S.A.), Inc. as stated in the Form 10-KSB for Fiscal 1995. As a result, the Company enjoyed a $15,000 foreign exchange gain, and increased its interest income to $27,260. This income off-set interest expense of $175,193 to a net interest expense of $147,933, compared to a net interest expense of $150,612 for the prior fiscal year. Fiscal 1996 Income of $1.23 million (before taxes) represented an increase of 35% from Fiscal 1995.

        Taxes incurred in the Fiscal 1996 were $458,663, resulting in net income of $770,187 and earnings per share of $0.10 in Fiscal 1996. Net income in Fiscal 1996 represents a 25% increase over net income of $613,900 and earnings per share of $0.08 in Fiscal 1995.

Nine Months Ended April 30, 1998 Compared to Nine Months Ended April 30, 1997
-----------------------------------------------------------------------------

        In December 1997, the Company reorganized its sales staff and began implementing this reorganization during the month of January 1998. As a result of this reorganization of sales staff, the Company's sales have been flat during the first nine months and Management expects this trend to continue through the end of Fiscal 1998.

        For the nine months ended April 30, 1998, net sales were $10,874,126, as compared with $12,244,237 for the nine months ended April 30, 1997, a decrease of 11.2%. The decrease in net sales for the nine months ended April 30, 1998 was principally the result of a newly implemented reorganization of the Company's sales and marketing distribution network.

        For the nine month period ended April 30, 1998, the Company restated its cost of goods sold to include additional costs associated, directly or indirectly, with product costs. These newly incorporated costs include shipping costs (material and labor); indirect purchasing costs; warehousing costs; and other smaller miscellaneous costs. Any comparison of gross profit as a percentage of net sales for the nine months ended April 30, 1998, as against other periods is not meaningful.

        For the nine months ended April 30, 1998, gross profit margin was 33.1% as compared to 34.3% for the nine months ended April 30, 1997. Absolute gross profit dollars decreased to $3,600,890 from $4,195,655 for the nine months ended April 30, 1998,. The decrease in absolute gross profit dollars of $594,765 for the nine month period resulted primarily from net sales decreases.

        For the nine months ended April 30, 1998, selling, general and administrative expenses in absolute dollars decreased by $199,739 or 6.9% from $2,904,558 in the comparable nine month period ended April 30, 1997 to $2,704,819 for the period ended April 30, 1998.

Liquidity and Capital Resources
-------------------------------

        The Company's principal capital requirements are to fund its working capital needs and material inventory requirements and to fund the improvement of facilities, machinery and equipment. Historically, the Company has used income generated by operations as well as bank financing to fund these capital needs.

        Net cash provided by operating activities primarily represents net income plus changes in working capital positions. Net cash provided by operating activities for the nine months ended April 30, 1998 was $321,824. The Company's arrangements with its North American customers typically provide that payments are due within 30 days following the date of the Company's shipment of goods, while arrangements with overseas customers are generally on a letter of credit basis. Due to the expected expansion of the Company's sales efforts, management believes that the Company's working capital requirements will increase.

        The Company currently has a revolving demand loan arrangement with the National Bank of Canada in the approximate amount of $2,500,000 (U.S.) ($3,700,000 (CDN)). These borrowings generally assist the Company with funding of accounts receivable and inventory purchases. As of April 30, 1998, outstanding borrowings of approximately $609,185 (U.S.) existed under this arrangement.

        Cash flow from operations coupled with cash flow generated by bank financing has provided the Company with the cash necessary to meet its cash requirements. For the foreseeable future, the Company anticipates cash outlays in connection with the utilization of the Kelowna Facility for remanufacturing printer and facsimile cartridges to be $65,000. The Company may expend an additional $175,000 in connection with hardware and software upgrades relative to the establishment of an integrated data system and in connection with Year 2000 compliance described below. The Company's current credit facility requires it to obtain the written consent of the National Bank of Canada prior to making capital expenditures during any fiscal year in excess of $200,000. In connection with the foregoing anticipated capital expenditures, the Company anticipates seeking such consent.

Year 2000
---------

        The Year 2000 issue stems from date coding practices in both software and hardware. Specifically, hardware and software developers have often used two-digit numbers rather than four-digit numbers to represent years. This was done in a conscious effort to provide cost-effective and efficient business solutions, given resource constraints and requirements in the past. Consequently, when the year turns to 2000, the software may calculate the date as 1900 because the century has not been defined.

        Management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the Year 2000. The Company expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the Year 2000. The Company is expending significant resources to assure that its computer systems are reprogrammed in time to effectively deal with transactions in the Year 2000 and beyond. The Company expects to spend as much as $175,000 in order to get the systems ready for processing in the year 2000. This expected capital expenditure also includes the establishment of integrated data systems for order entry and inventory processing. Much of this capital expenditure will be for new computer equipment and a new core data processing system, which will be capitalized and amortized over five and three years respectively. The core system being considered is a state-of-the-art in-house, client/server based system. In addition to being Year 2000 ready, the new processing system will result in immediate cost savings compared with the existing system. The Company does not expect the amount required to be expensed over the next three to five years to have a material effect on its financial position or results of operations. Cost savings from the new system are expected to completely offset the entire expenditure within three years; however, no assurance can be given that these savings will be achieved. The amount expensed to date is immaterial.

        The Year 2000 problem creates risk for the Company from both unforeseen problems in its own computer systems and from problems in the computer systems of third parties with whom the Company transacts business. Failures of the Company's and/or third parties' computer systems could have a material adverse impact on the Company's ability to conduct business.

        The Company expects its Year 2000 date conversion project to be completed on a timely basis. However, there can be no assurance that the systems of other companies on which the Company's systems rely also will be timely converted or that any such failure to convert by another company would not have an adverse effect on the Company's systems.

                                   THE COMPANY

HISTORY

        Sel-Drum International, Inc., a New York Corporation ("Sel-Drum" or the "Company") is the successor corporation to Dakota Equities, Ltd. (which was incorporated in Colorado on June 16, 1993), a publicly-held "blank check" or "blind pool" company, i.e., it had no operations of its own, its intent being to acquire existing assets, properties, companies and/or operating a start-up business. On November 26, 1993, the Company filed a Form 10-SB to register its Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. On February 1, 1995, the Company acquired all the outstanding common Shares of Sel-Drum Imaging Corporation, the parent corporation of a privately held Canadian corporation and a privately held U.S. corporation, which was founded in 1978. The Company also acquired, through its subsidiary Sel-Drum Imaging Corporation, Micron Imaging Corp. (now the "Kelowna Facility").

        Through its Sel-Drum Imaging Corporation subsidiary, the Company has two wholly-owned subsidiaries, Sel-Drum Corporation (U.S.A), Inc. and Sel-Drum Corporation (which amalgamated Micron Imaging Corp. on November 1, 1996). Unless otherwise indicated, all references to "Sel-Drum" or the "Company" include the Company, Sel-Drum Imaging Corporation, Sel-Drum Corporation and Sel-Drum Corporation (U.S.A.), Inc. Sel-Drum Corporation (U.S.A.), Inc. and Sel-Drum Corporation employ a number of sales agents and telemarketers who contact directly the copier machine dealers throughout North America. There are approximately 12,000 such dealers marketing various brands of copier products. The Company estimates that the potential marketplace for high mortality replacement parts, drums and toner, not controlled by the Original Equipment Manufacturers ("OEM's") to be approximately $675 million in North America.

        Sel-Drum is a leading independent distributor of high mortality copier and printer replacement parts and supplies. As one of the largest independent high mortality copier parts distribution companies in North America, Sel-Drum provides a link between parts manufacturers, sellers and buyers. Sel-Drum is also developing strong relationships with suppliers who seek advanced inventory management and order processing.

        The Company's primary business is the distribution of high mortality copier and printer replacement parts, toners, and photoreceptors ("Drums"), including, to a limited extent, the manufacturing of Drums. On August 1, 1995, the Company added remanufactured facsimile and printer cartridges to its product offering. The Company markets in the United States and Canada through a direct network of sales agents and telemarketers. Outside of North America, the Company is represented by several distributors with their sales accounting for less than 5% of the total revenues.

        On March 7, 1997, the Company and certain principal shareholders terminated discussions with JRCS Corp. regarding the sale of substantially all of the outstanding capital stock of the Company.

        In late 1997, the Company initiated a strategic plan which was designed to focus on the longer term growth prospects of the Company. This new strategy (described in detail below) calls for concentrating on the Company's core business and the existing opportunities within the high mortality copier replacement part and printer replacement part marketplace. The implementation of this strategy includes programs aimed at bolstering the Company's core business. Specifically, the Company is looking at its under-utilization of the Kelowna Facility with a view toward having the Kelowna Facility provide increased distribution support.


        Additional strategic items include seeking acquisition candidates and a listing on the Chicago Stock Exchange, The Nasdaq SmallCap Market or a national or other regional exchange, and establishing integrated data systems, all of which may serve to increase the Company's budgeted 1998 expenses.


        On October 29, 1997, the Company announced that it had hired Raymond C. Sparks as its new Chief Executive Officer and President, replacing Brian F. Turnbull who has agreed to remain with the Company as Chairman of the Board of Directors.

        In December 1997, the Company reorganized its sales staff and began implementing this reorganization during the month of January 1998. As a result of this reorganization of sales staff, the Company's sales have been flat during the first nine months and Management expects this trend to continue through the end of Fiscal 1998.

        On January 6, 1998, the Shareholders approved the reincorporation of the Company as a New York corporation. The reincorporation became effective on March 6, 1998.

        On January 15, 1998, the Company began funding a repurchase of 172 shares of Class C and 241 shares of Class D Preferred Stock in the Company's Sel-Drum Imaging Corporation subsidiary held by two of the Company's principal shareholders. The total purchase price was approximately $300,000, of which approximately $175,000 was delivered during the quarter ended January 31, 1998 and the remainder during the quarter ended April 30, 1998. The Company does not anticipate funding additional repurchases of Sel-Drum Imaging Corporation's Preferred Stock at any time in the foreseeable future.


        On August 1, 1998, the Company repurchased 100,000 shares of its Common Stock from Brien Murtagh pursuant to a Share Repurchase and Non-competition Agreement dated as of February 1, 1998, at $1.00 per share. The terms of this Agreement are discussed more fully in "RELATED TRANSACTIONS."

        The Company entered into a Financial Consulting Agreement with Pittsford Capital Markets, Inc. ("Pittsford Capital"), dated as of August 1, 1998. The Financial Consulting Agreement provides that Pittsford Capital will receive (i) a monthly fee of $1,000 for a twelve month period; (ii) warrants to purchase 120,000 shares of Common Stock upon receipt by the Company of a public relations plan prepared by Pittsford Capital and suitable to the Company; (iii) warrants to purchase 45,500 shares of Common Stock upon the closing of an acquisition by the Company of another business entity; and (iv) $85,000 per transaction for which the Company engages Pittsford Capital as its financial consultant. The term of the agreement is one year unless it is terminated earlier by either party upon 30 days written notice. See "PLAN OF
DISTRIBUTION."


STRATEGY

        Through flexibility in sourcing as well as customer service, the Company continually strives to be a reliable, innovative and cost-effective provider of high mortality copier and facsimile component products to the approximately $675 million per year market in North America. The Company believes there are also significant opportunities in the European and Asia-Pacific regions. The Company's strategy to accomplish these objectives includes the following:

                - PROVIDE HIGH QUALITY PRODUCTS AND SUPERIOR CUSTOMER SERVICE. The Company maintains a detailed and extensive quality assurance program. The Company also requires that both its affiliated and unaffiliated suppliers conform to Company customer quality and standards. The Company intends to continue its strategy of demanding high quality from its vendors.

                - IMPROVE REMANUFACTURING FLEXIBILITY. Management believes that the Company is the only copier parts distributor with internal manufacturing and remanufacturing support. Although to date the Company's manufacturing facility in Kelowna, British Columbia (the "Kelowna Facility") has been under-utilized, the Company intends to increase the utilization of its Kelowna Facility to remanufacture printer and facsimile cartridges. The Company also intends to reemphasize the Kelowna Facility's distribution capabilities to service its existing customers in Western North America. To achieve this strategy, the Company intends to make capital expenditures in its Kelowna Facility of approximately $65,000.

                - ESTABLISH INTEGRATED DATA SYSTEM. An integrated data system will permit the Company's employees to access information on inventory availability, pricing and order status, and to perform order entry on a real time basis from anywhere in the world. The system will facilitate immediate drop shipment from Burlington, Ontario or Kelowna, British Columbia to customers throughout North America and overnight fulfillment of European customer orders. The anticipated system will provide direct customer access to Sel-Drum's central inventory management and retrieval system. In addition, the Sel-Drum order entry system will be available on the Internet and should enable customers to review parts availability, place orders and check order status. To date, the system has not been implemented and no assurances can be given that such a system will be implemented or, if implemented, whether such system will be successful. The Company estimates the cost associated with the establishment of such a system (which include conformity with Year 2000 standards) will be approximately $175,000.

                - SEEK QUALIFIED ACQUISITION CANDIDATES. Although the Company is not presently engaged in discussion, part of its strategy is to acquire existing smaller companies within its industry segment with whom the Company believes economies of scale can be obtained. To this end, the Company has entered into an agreement with Pittsford Capital Markets, Inc., which provides that the Company will pay certain fees to Pittsford Capital Markets, Inc., for services in connection with a merger or acquisition. No assurances can be given that the Company will be able to identify suitable acquisition candidates; or, if identified and successfully completed, whether such acquisition candidates will provide the economies of scale the Company is seeking.

                - OBTAIN MARKET LISTING. The Company's management intends to refocus its effort on obtaining listing on The Nasdaq SmallCap Market system or a national or regional stock exchange. To this end, the Company intends to apply to the Chicago Stock Exchange for listing of its Common Stock as soon as practicable after the closing of this Offering. In order to obtain listing on the Chicago Stock Exchange, the Company may be required to effect a 0.33-for-one stock split after this Offering. See "RISK FACTORS-Reverse Stock Split." The Company's management recognizes that it is substantially more difficult for investors to dispose of securities or to obtain accurate quotations as to securities in the OTC Bulletin Board Service. There can be no assurance that any application for listing on any exchange will be approved or that a market for the Common Stock will be obtained.


        As a result of the Company's strategy to promote superior customer service, increase sales outside of North America, establish an integrated data system, seek qualified acquisition candidates, and obtain a listing for the Company's Common Stock, the Company believes it is well positioned to increase sales and profitability. The Company's strategy is subject to certain conditions outside of its control and no assurances can be given that the Company will be successful in implementing any or all of its corporate objectives. See "RISK FACTORS."

COPIER, FACSIMILE, AND PRINTER PARTS DISTRIBUTION

        Management believes Sel-Drum is one of the largest independent North American distributors of high mortality copier replacement parts, drums, toner and related supplies, serving both the commercial, institutional and general copier after-markets. Product lines distributed by Sel-Drum include a variety of other supplies. Sel-Drum purchases these new parts from suppliers for its own account and resells such parts to its customers, which include commercial customers, governmental agencies and other distributors.

        The Company distributes high mortality copier and printer replacement parts from its Burlington, Ontario and Buffalo, New York distribution centers to North American customers, and to a limited extent in Europe and the Asia-Pacific region. Field sales representatives located in regions throughout North America call upon current and potential customers on a regular basis to solicit orders and provide product and operational information. Each field service center is staffed to receive and process telephone, facsimile and mail orders. A majority of the parts distributed by the Company are located in its Buffalo, New York warehouse complex, with the remaining parts distributed from the Company's Burlington, Ontario and Kelowna, British Columbia facilities.

        Management believes its diverse product line distinguishes Sel-Drum from most other distributors which carry a narrower range of products. Over 2,500 unique part numbers are sold to approximately 4,500 customers.

        Through Densigraphix Kopi Inc. ("Densigraphix") of Montreal, Quebec, the Company markets its products in the province of Quebec. Densigraphix is a significant distributor of toner to the reprographics industry. The Company also markets some of the Densigraphix toners outside of Quebec, Canada. In August 1995, the Company introduced remanufactured cartridges for the facsimile and printer market. Many of these products are marketed by the copier dealers who also market the Company's other products. It is estimated that 75 million cartridges will be sold to the North American market by all North American distributors in 1998, and approximately 25 million of these will be remanufactured units.

        The Company markets remanufactured cartridge products to the industry's dealers, vendors and resellers in North America. It is anticipated that this product line will represent 11% of the Company's revenues during Fiscal 1998.

SALES AND MARKETING

        The Company markets and inventories a line of 2,500 high mortality replacements parts, Drums, toner, and remanufactured facsimile and printer cartridges. The Company recently added coin-ops for copier and vending machines, keycounters, key pads and other related accessories. Sel-Drum emphasizes breadth of product offering, competitive pricing, attention to customer service and value-added functions through advanced systems and inventory management/logistics applications. Sel-Drum's parts distribution operations serve the different requirements of both the commercial copier and the general copier after-market sectors.

        Sel-Drum's commercial and institutional copier parts distribution sales operations conduct direct sales and marketing efforts through a team of regional sales managers and field sales representatives who meet regularly with Sel-Drum's major customers. Their function is not only to sell and provide technical support for existing products but also to work with Sel-Drum's customers and with suppliers in order to identify new market opportunities.

        The commercial and institutional parts distribution sales operation conducts much of its parts purchasing activities through annual or longer term purchase orders with a strong emphasis upon customer service. Management believes that Sel-Drum's focus on service provides a competitive advantage in serving its customers.

        Sel-Drum's general copier parts distribution operations sell through both employee and third-party sales representatives to meet customer requirements. The general copier parts distribution staff works closely with the regional sales staff and the inventory provisioning group to ensure that inventory availability and customer product needs are maintained. Frequent meetings are conducted with suppliers to provide new product introductions as well as marketing and sales training.

        The Company estimates that approximately 30% of its gross sales for the fiscal year ending July 31, 1998, will be to the IKON dealer network. The loss of this relationship with IKON or its affiliated dealers would have a material adverse effect on the financial condition of the Company. To date, the Company believes its relationship with IKON and the IKON dealer network is strong.

        Sel-Drum warrants its products to its customers. This does not represent a material cost to the Company.

SEASONALITY OF BUSINESS

        Although there is no significant fluctuation in the flow of business, revenues are generally lower during the Company's fourth fiscal quarter. The Company believes this occurs due to school closings and government's summer recess because those institutional end-users are significant users of copying machines and printers producing high volumes of use and the recurring need for replacement parts.

COMPETITION

        Sel-Drum's primary competitors for sales of copier parts and supplies are other independent distributors and the OEMs, some of which have significantly greater financial resources than Sel-Drum. While Sel-Drum has historically competed in the parts distribution sector on the basis of price and availability of parts, management believes that a primary basis for competition today, and a key differentiating factor in the future, will be the ability to offer value-added services to accommodate customers, such as broad-based inventory management services and sophisticated systems capability.

EMPLOYEES


        At August 24, 1998, Sel-Drum employed approximately 70 full time employees located in the United States and Canada. The Company has no employees represented by unions. The Company believes that its relationship with its employees is satisfactory.


NEW CHIEF EXECUTIVE OFFICER

        The Company recently announced that it had hired Raymond C. Sparks as its new Chief Executive Officer and President. Mr. Sparks replaces Brian F. Turnbull, the Company's founder, who will remain with the Company as Chairman of the Board of Directors and will devote much of his efforts toward transitioning his prior responsibilities as well as developing sales outside of North America.

        From 1993 to August 1, 1997, Mr. Sparks was the President, Chairman of the Board and Chief Executive Officer of Village Green Bookstores, Inc., a publicly-held specialty retailer. On or about February 5, 1998, Village Green filed for bankruptcy protection under Chapter XI of the United States Bankruptcy Code. Mr. Sparks has eight years of public accounting experience in South Africa with Ernst & Young and later, with Webb & Company. Since 1979, Mr. Sparks has been engaged in the retail industry, primarily in supermarket and specialty stores, in both operational and financial capacities. Mr. Sparks was Financial Director for Burlington Industries in Cape Town until 1983. From 1983 to 1987, Mr. Sparks was Divisional Financial Manager for Checkers Supermarkets Ltd. in Cape Town. Mr. Sparks moved to the United States in 1987, and became Chief Financial Officer of Checkers Restaurants, Brooklyn, New York. In 1989, he was named Vice President of Finance at Tie Rack (U.S.) Inc. Mr. Sparks was the Chief Operating and Chief Financial Officer of Burke & Burke (New York) in 1991. Mr. Sparks was Vice President of Conston Corporation, an apparel retailer located in Philadelphia before he joined Village Green in June 1993. Mr. Sparks holds the professional qualification of Chartered Accountant (C.A.(S.A.)), and was awarded a Bachelor of Commerce (with honors) degree in Financial Accounting by the University of Cape Town, South Africa.

PROPERTIES


        As of August 24, 1998, the Company was utilizing approximately 50,600 square feet of warehouse and manufacturing space and approximately 6,700 square feet of office, administrative, training and sales space. The Company believes that its properties are adequate for its needs. Information with respect to the principal facilities used by Sel-Drum is set forth below:

ADDRESS                             PRIMARY USE

501 Amherst Street                  (1)    Registered Headquarters
Buffalo, N.Y. U.S.A.                       and U.S.A. Distribution

1370 Artisans Court                 (2)    Executive and
Burlington, Ontario, Canada                Administration Facilities
                                           Canadian Distribution

1910 Dayton Street                  (3)    Manufacturing Facility
Kelowna, B.C., Canada

1890 Dayton Street                  (3)    Distribution Center
Kelowna, B.C., Canada

(1) The Company established its U.S.A. distribution facilities in 1982, which it has agreed to lease through October 2001 at an annual rental of $38,000.

(2) Established in 1978 as the executive and administrative offices, together with the distribution center for product within Canada. The Company has agreed to lease the property through February 2002 at an annual rental of $85,000.

(3) The Kelowna Facility occupies two properties, one owned by a director, Robert E. Asseltine, and the other by a third party. The property owned by Mr. Asseltine is leased by the Company through July 2001 and has an annual rent of approximately $56,000. The other property is leased by the Company through May 1999 at an annual rent of $32,500.

                                LEGAL PROCEEDINGS

        The Company has been involved in routine litigation incidental to the business and believes such litigation is not material.

                                   MANAGEMENT

        The directors, officers and key employees of the Company are as follows:

              Name                             Age            Position with Company
              ----                             ---            ---------------------

Brian F. Turnbull                               62        Chairman of the Board

Robert E. Asseltine                             66        Director

Robert M. Orr                                   53        Director

Raymond C. Sparks                               48        President and Chief
                                                          Executive Officer

Brien Murtagh                                   49        Vice President of Sales

John C. Hall                                    55        Vice President - Finance


        All of the Company's directors serve on the Board until the next annual meeting of shareholders.

        BRIAN F. TURNBULL, Chairman of the Board of Directors. Mr. Turnbull, the Company's founder, began his career in the reprographics industry with Nashua in the U.K. and later in Canada. Prior to founding Sel-Drum Corporation in 1978, Mr. Turnbull owned an independent copier dealership in Hamilton, Ontario, Canada. Mr. Turnbull resigned as Chief Executive Officer and President of the Company effective January 1, 1998, assuming the position of Chairman of the Board and focusing his efforts in developing sales outside of North America.

        ROBERT E. ASSELTINE, Director. Mr. Asseltine has served as a Director of the Company since February 1995. He also served as Chairman of the Board from February 1995 until January 1998. Mr. Asseltine was the founder and Chief Executive Officer of Micron Imaging Corp., the photocopier drum manufacturer, which was amalgamated with Sel-Drum Corporation in November 1996, now owned by the Company. Prior to founding Micron Imaging Corp. in 1991, Mr. Asseltine founded Copytron (formerly Western Canada's largest independent copier dealer) and Photofax (a photoconductor facility), both of which were sold to Savin Canada, Inc.

        ROBERT M. ORR, Director. Mr. Orr was elected a Director of the Company in January 1998. Mr. Orr is a former partner in the law firm of Ross & McBride, the Company's Canadian Corporate Counsel. Mr. Orr's 25 years of practice experience includes representation of small to medium sized corporations in connection with corporate restructuring, financing and commercial real estate.

        RAYMOND C. SPARKS, President and Chief Executive Officer. Mr. Sparks became President and Chief Executive Officer of the Company in November 1997. Further information about Mr. Sparks is set forth above under "THE COMPANY - New Chief Executive Officer."

        BRIEN MURTAGH, Vice President, Sales and Marketing. Mr. Murtagh has been with Sel-Drum for over 15 years and became Vice President of Sales for Sel-Drum Corporation on February 1,1995. Prior to assuming this position, he was Vice President of Sel-Drum Corporation and Sel-Drum Corporation (U.S.A.), Inc. Mr.Murtagh has been associated with the reprographics industry for many years, starting his career with Nashua in Canada.

        JOHN C. HALL, Vice President - Finance. Mr. Hall joined Sel-Drum Corporation in 1985 as the Financial Manager. On February 1, 1995, he was appointed as Director of Finance for the Company. Previously, he was employed for five years by Butler Metals Co., an automotive related company, in the position of Manager of Accounting. Prior to his employment with Butler, he was employed by T.R.W. in Canada in the capacity of Chief Accountant. Mr. Hall earned his C.M.A. in 1972.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors and the holders of more than ten percent (10%) of the Company's outstanding Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all such reports required to be filed during or with respect to the fiscal year ended July 31, 1997, were made on a timely basis.

                             EXECUTIVE COMPENSATION

        The following table sets forth the compensation of the executive officers of the Company:

                           SUMMARY COMPENSATION TABLE



                                                       Annual Compensation                        Long-Term Compensation
                                              ------------------------------------        --------------------------------------

                                                                                                                 Securities
Name and                                                                                     All other           Underlying
Principal Position                  Year         Salary ($)              Bonus ($)          Compensation        Options/SARs(#)
--------------------------------------------------------------------------------------------------------------------------------

Brian F.Turnbull,
Director, Chairman and              1997        $210,000 (1)             $55,535                 -0-                 -0-
Former Chief Executive
Officer                             1996        $210,000 (1)             $47,438                 -0-                 -0-


Brien Murtagh
Vice President of Sales             1997        $ 91,250 (2)             $61,977                 -0-                 -0-

                                    1996        $ 72,830                 $47,437                 -0-                 -0-

Raymond C. Sparks
Chief Executive Officer             1998        $125,000 (3)                 -0-                 -0-             250,000


----------

(1) Perquisite and other benefits not included above are: (a) an annual automobile lease allowance of $12,000; (b) an annual golf club membership of $1,500; and (c) payment of life insurance premiums of approximately $17,000 per year.

(2) Pursuant to the Company's recent reorganization of its sales staff, for Fiscal 1998, Mr. Murtagh's position as Vice
President of Sales is now considered a key employee position and not an executive position within the Company.

(3) Mr. Sparks became President and Chief Executive Officer on November 1, 1997. See "RELATED TRANSACTIONS - Raymond C.
Sparks Employment Agreement."


COMPENSATION OF DIRECTORS

        Directors are reimbursed for their reasonable expenses incident to travel and attendance at meetings. Directors do not receive any other compensation for attendance at meetings.

STOCK OPTION PLAN


        On November 24, 1995, the Company's shareholders approved the 1995 Employee and Non-Employee Director Stock Option Plan (the "1995 Plan"). As of the date hereof, options to purchase 500,000 shares of the Company's Common Stock have been granted under the 1995 Plan, of which 166,667 are exercisable within 60 days of this Prospectus. As of the date hereof, no options to purchase any shares have been exercised.


        The Company's 1995 Plan provides for the grant of incentive stock options, within the meaning of Section 442 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options, to key employees, directors and advisors of the Company to purchase up to an aggregate of 500,000 shares of the Company's Common Stock. The 1995 Plan is administered by a Stock Option Committee comprised of at least two disinterested directors within the meaning of Rule

16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Stock Option Committee is authorized to determine the recipients of options, the type of options granted, the number of shares subject to each option, the term of each option, exercise prices and other option features. The term of an option may not exceed 5 years where the optionee would thereafter own stock possessing more than 10% of the combined voting power of the Common Stock (a "10% Stockholder"). The exercise price must at least equal the fair market value of the Common Stock on the date of the grant of the option, except that if an incentive stock option is granted to a 10% Stockholder, the exercise price shall be no less than 110% of the fair market value of the Common Stock on the date of the grant of the option. Options are not transferable except by will or intestacy. Options that are not exercisable as of the date of death or termination of employment terminate, and options that are exercisable as of the date of death or termination of employment lapse within stated periods following the death of the optionee or the termination of the optionee's employment with the Company. The 1995 Plan contains customary anti-dilution provisions. Upon change in control of the Company, the Board of Directors may, in its discretion, accelerate the exercise dates of any options granted but not yet exercisable. If a surviving corporation in a merger, consolidation, reverse merger, or capital reorganization declines to continue or assume any options, or substitute similar options, optionees have the right to exercise any options then exercisable within 30 days of notice given by the Company. The 1995 Plan terminates on November 23, 2005.


        The Board of Directors approved increasing the number of shares available for option grants under the 1995 Plan to 700,000 at its April 24, 1998 meeting. The proposal will be presented to shareholders at the next annual meeting. All options granted for shares in excess of the available number under the 1995 Plan will be deemed "conditional" until such increase is approved by the shareholders.


RAYMOND C. SPARKS STOCK OPTION

        Raymond C. Sparks was granted a non-qualified option to purchase 250,000 shares of the Company's Common Stock pursuant to an Employment Agreement between the Company and Mr. Sparks. The option is presently exercisable at forty cents ($.40) per share. This option was not issued under the 1995 Plan.


        The shares underlying options granted under the 1995 Plan and to Mr. Sparks have been registered with the Securities and Exchange Commission on the Company's Registration Statement on Form S-8 (Registration No. 333-57885).

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


        As of August 24, 1998, the only class of voting securities issued and outstanding was 7,642,500 shares of the Company's Common Stock, $.01 par value (the "Common Stock").

        The following table sets forth certain information as of August 24, 1998 regarding the Common Stock held by (i) each person known to the Company to be a record or beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer (See "EXECUTIVE COMPENSATION"), and (iv) all directors and officers as a group.



                                                      Amount and
                                                       Nature of
            Name and Address of                       Beneficial               Percent
             Beneficial Owner                        Ownership (1)            Class (1)
        -------------------------------------    ----------------------     ---------------

            Robert E. Asseltine                        1,769,680 (2)            23.16%
            501 Amherst Street
            Buffalo, New York 14207

            Brian F. Turnbull                          4,514,000 (3)            59.06%
            501 Amherst Street
            Buffalo, New York 14207

            Robert M. Orr                                  9,000 (4)             0.12%
            501 Amherst Street
            Buffalo, New York 14207

            Raymond C. Sparks                            250,000 (5)             3.17%
            501 Amherst Street
            Buffalo, New York 14207

            All Directors and                              6,559,347            82.84%
            Officers as a group (5 persons)


----------

1. As reported by such persons as of August 24, 1998 with percentages based on 7,642,500 shares issued and outstanding, except where the issuance of shares pursuant to presently exercisable options would increase the number of shares owned by such person and the number of shares outstanding.

2. Includes 237,000 shares owned of record by Mr. Asseltine's wife.

3. Shares owned of record by 547118 Ontario Limited, an Ontario corporation controlled by
Mr. Turnbull.

4. Mr. Orr was granted an option to purchase 40,000 shares on April 24, 1998 at an exercise price of $.50 per share. The option is vested with respect to 20,000 shares, and is presently exercisable by Mr. Orr with respect to 9,000 of such shares. Of the 40,000 shares underlying Mr. Orr's option, 31,000 shares are subject to a conditional grant, which is conditioned upon shareholder approval of an amendment to the 1995 Plan increasing the authorized number of shares available for grant under the 1995 Plan to 700,000. See
"EXECUTIVE COMPENSATION - Stock Option Plan."

5. Includes a presently exercisable option to purchase 250,000 shares of Common Stock.

                              RELATED TRANSACTIONS

EMPLOYMENT CONTRACTS

        RAYMOND C. SPARKS EMPLOYMENT AGREEMENT. Effective November 1, 1997, the Company entered into an Employment Agreement with Mr. Sparks (the "Employment Agreement") to serve as the President and Chief Executive Officer of the Company. The Agreement provides for a term of three years, subject to termination as provided in the Agreement, and provides that as compensation under the Agreement, Mr. Sparks will be paid $125,000 (U.S.) annual salary. The Employment Agreement also provides for a $25,000 relocation allowance, fringe benefits, including health insurance, on terms which may be agreed to from time to time by the Company and Mr. Sparks. Pursuant to the terms of the Employment Agreement, Mr. Sparks was granted a non-qualified option to purchase 250,000 shares of the Company's $.01 par value Common Stock, at an exercise price of forty cents ($.40) per share.

SHAREHOLDER LOANS

        The Company is owed $115,000 by 547117 Ontario Ltd. and 547118 Ontario Ltd., both of which are controlled by Brian F. Turnbull, Chairman of the Board, in the form of an interest-free loan from the Company's subsidiary, Sel-Drum Corporation. The loan was used to provide leasehold and structural improvements to the Company's Burlington, Ontario facility, which is leased by Mr. Turnbull to the Company.

PREFERRED STOCK

        The Company's Sel-Drum Imaging Corporation subsidiary has issued to each of Messrs. Turnbull and Asseltine, Preferred Stock which is redeemable at the Company's option at $727.30 per share. Mr. Asseltine currently owns 1,588 Class C Preferred Shares and Mr. Turnbull currently owns 4,599 Class D Preferred Shares. These shares were issued to Messrs. Turnbull and Asseltine in connection with the Company's transaction with Dakota Equities, Ltd. in February 1995. On January 15, 1998, the Company began funding a repurchase of 172 Shares of the Class C Preferred Stock and 241 Shares of the Class D Preferred Stock held by Messrs. Asseltine and Turnbull. The total purchase price was $300,000, of which approximately $175,000 was delivered during the quarter ended January 31, 1998, and the remainder during the quarter ended April 30, 1998. The Company does not anticipate funding additional repurchases of Sel-Drum Imaging Corporation's Preferred Stock at any time in the foreseeable future.


CONSULTING AGREEMENTS

        During Fiscal 1997, the Company paid Mr. Asseltine $28,000 in connection with his efforts to transition management and find a suitable replacement for Mr. Turnbull, who has agreed to remain as Chairman of the Board of Directors of the Company. On January 1, 1998, the Company and Mr. Turnbull terminated Mr. Turnbull's employment contract. In his capacity as Chairman, Mr. Turnbull will receive annual compensation of $126,000 as well as existing fringe benefits including the lease of a car by the Company.

SHARE REPURCHASE

        The Company and Brien Murtagh entered into a Share Repurchase and Non-competition Agreement dated as of February 1, 1998 (the "Repurchase Agreement"). The Repurchase Agreement provides for the Company's repurchase of a total of 345,000 shares of the Company's Common Stock owned by Mr. Murtagh under the terms and conditions outlined therein. On August 1, 1998, in accordance with the Repurchase Agreement, the Company repurchased 100,000 shares of Common Stock at $1.00 per share. The Repurchase Agreement also provides that the Company may (but is not obligated to) purchase the remaining 245,000 shares subject to the Repurchase Agreement for $1.00 per share until 1:00 pm on August 1, 2000, or for $2.00 per share from 1:00 pm August 1, 2000 until 1:00 pm August 1, 2001. Further, if Mr. Murtagh sells any or all of the remaining 245,000 shares subject to the Repurchase Agreement to a third party for less than (i) $1.00 per share until August 1, 2000; or (ii) $2.00 per share between 1:01 pm August 1, 2000 and August 1, 2001, the Company would be obligated to pay Mr. Murtagh the difference between $1.00 per share, or $2.00 per share as the case may be, and the selling price.


INSURANCE POLICIES

        The Company pays the annual premiums to maintain a policy of life insurance covering Brian F. Turnbull (the "Policy"). The named beneficiary under the Policy is the Company, and the face amount of the policy is $2,000,000.00
(CDN). Mr. Turnbull and the Company have entered into an Insurance Policy Agreement dated as of February 1, 1998, that provides that the Company will use any proceeds it receives under the Policy to fund a repurchase of shares of the Company owned by Mr. Turnbull or any corporation controlled by him. The Insurance Policy Agreement does not require the Company to repurchase any of Mr. Turnbull's shares in excess of the number that would be adequately funded by the proceeds of the Policy.

LEASES

        Mr. Asseltine, through Reaton Leasing Ltd., a corporation he controls, leases to the Company a 12,000 square foot facility at 1890 Dayton Street for one of the Company's facilities in Kelowna, British Columbia. Annual lease payments are approximately $56,000 per year.

        The Company leases its 21,600 square foot Burlington facility from a company controlled by Mr. Turnbull pursuant to a lease terminating in February 2002. Annual lease payments are approximately $85,000.

                              SELLING SHAREHOLDERS


        The following table sets forth certain information with respect to the ownership of Common Stock, as of August 24, 1998, and as adjusted to reflect the sale of all of the Shares offered hereby, by the Selling Shareholders. Unless otherwise indicated, each of the Selling Shareholders has advised the Company that he has sole voting and investment power with respect to all of the Shares owned by him.

                                                                 MAXIMUM
                                       COMMON STOCK              NUMBER OF            COMMON STOCK
                                       OWNED BEFORE            SHARES BEING            OWNED AFTER
                                     THE OFFERING (1)            OFFERED          THE OFFERING (1)(3)
                           ---------------------------------   ------------   ----------------------------

       SELLING                  NO. OF              PERCENT                     NO. OF            PERCENT
     SHAREHOLDER                SHARES             OF CLASS                     SHARES            OF CLASS
------------------------   --------------------  -----------                  ----------------------------
Robert E. Asseltine        1,769,680 (2)            23.16%      422,500 (3)   1,347,180 (3)        17.63%
Director

Brian F. Turnbull          4,514,000                59.06%      422,500 (3)   4,091,500 (3)        53.54%
Director

(1) Based on 7,642,500 shares issued and outstanding as of August 24, 1998. Does not include 416,667 shares issuable pursuant to options which are exercisable within 60 days from the date of this Prospectus.

(2) Includes 237,000 shares owned of record by Mr. Asseltine's wife.

(3) Assumes the Underwriter's over-allotment option is not exercised.


                              PLAN OF DISTRIBUTION





        The Company has entered into an Underwriting Agreement with Pittsford Capital Markets, Inc., a New York corporation (the "Underwriter"). Pursuant to the Underwriting Agreement, the Underwriter will offer the Shares for sale on a minimum (250,000 Shares), and maximum (845,000 Shares) "best efforts" basis. Accordingly, the Underwriter will not have any obligation to purchase any Shares from the Selling Shareholders in the event it is unable to effect a sale of part or all of the Shares. Moreover, no Shares may be sold unless the Selling Shareholders have received orders for at least 250,000 Shares. If, within 75 days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), at least 250,000 Shares have been sold and subscriptions accepted by the Selling Shareholders, the Selling Shareholders may close the offer as to those Shares (the "First Closing"). After the First Closing, the Underwriter may continue to offer the balance of the Shares and subscriptions may be accepted by the Selling Shareholders until 150 days after the First Closing.

        The Underwriter may enter into one or more selected dealer agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the "NASD"), pursuant to which such other broker/dealers may offer part of the Shares for sale.

        The Selling Shareholders have also granted the Underwriter an option, exercisable for a period of 225 days after the Effective Date of the Registration Statement, to offer and sell up to 125,000 additional Shares of the Selling Shareholders' Common Stock. The option may be exercised only to cover over-allotment subscriptions in connection with the offer and sale of the Shares.

        The offering price of the Shares offered hereby was determined by negotiation among the Selling Shareholders, the Company and the Underwriter. Factors considered in determining such price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the future prospects of the Company, the ability of the Company's management, the earnings, net worth and financial condition of the Company, the general condition of the securities markets at the time of the Offering, the recent trading price of the Common Stock, the prices of similar securities of comparable companies, and the anticipated effect of the planned reverse stock split. The offering price does not relate to the Company's asset value or any other criterion of value.

        The Company and Selling Shareholders have agreed to indemnify the Underwriter and such broker/dealers participating in the Offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

        The Selling Shareholders will pay to the Underwriter a commission equal to 10% of the purchase price of the Shares which are sold by the Underwriter or participating broker/dealers. In addition, the Selling Shareholders will pay the Underwriter a non-accountable expense allowance equal to 1% of the aggregate purchase price of Shares sold in the Offering, and will pay the fee of Underwriter's counsel. The Underwriter may reallow to each participating broker/dealer, if any, a commission equal to 10% of the price of each share sold by such broker/dealer. Except as provided below, no additional discounts or commissions are to be allowed or paid to other broker/dealers. Certain officers of the Company and its subsidiaries, and the Selling Shareholders, may also offer the Shares for sale and no commissions or compensation shall be paid to such officers in connection with the Shares sold by such officers or Selling Shareholders.

        In addition to the commissions referred to above, the Company will issue to the Underwriter one warrant for each 10 Shares sold in the Offering (a total of 84,500 Shares) at an exercise price of $0.70 per share (that being 140% of the offering price per share to the public). The shares of Common Stock issued pursuant to an exercised warrant will be on the same terms and conditions as those issued pursuant to the Offering except that: (i) the $0.70 per share purchase price varies from the $0.50 per share offering price; and (ii) neither the warrants nor the shares issued pursuant to an exercised warrant will have any registration rights.

        Until the First Closing, subscription payments for the Shares should be made payable to "FNB Rochester Corp." as escrow agent for Sel-Drum International, Inc." After the First Closing, subscription payments for Shares should be made payable to the Company. Payments received by the Underwriter or participating broker/dealers will be promptly transmitted to the escrow agent, where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $125,000 of Shares have been received. At the First Closing, the funds in the escrow account (including interest earned thereon, but after deducting commissions due to the Underwriter) will be delivered to the Selling Shareholders. If, on the Offering Termination Date, at least $125,000 of Shares have not been sold and subscriptions accepted by the Selling Shareholders, subscription documents and funds will be promptly refunded to subscribers and the Offering will terminate. With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS

Form W-9 so that any interest earned and distributed to such subscriber may be properly reported. Once the escrow agent has received a minimum of $125,000 in subscriptions for Shares which have been accepted by the Selling Shareholders, the Selling Shareholders may close the Offering as to those subscribers, and the Underwriter may continue to offer the balance of the Shares and subscriptions may be accepted by the Selling Shareholders until 150 days after such minimum has been sold.

        A Financial Consulting Agreement entered into between the Company and Pittsford Capital Markets, Inc. (the Underwriter hereunder), provides for the Company to grant (i) a warrant for 120,000 shares of Common Stock upon receipt by the Company of a public relations plan prepared by Pittsford Capital Market, Inc., suitable to the Company; and (ii) a warrant for 45,500 shares of the Company's Common Stock upon the closing of an acquisition by the Company of another business entity. The grant of such additional warrants and further stock issuance are not related to the performance or success of Pittsford Capital Markets, Inc., acting as Underwriter in connection with the Offering. The Financial Consulting Agreement further provides that the Company will pay Pittsford Capital Markets, Inc., a $1,000 monthly consulting fee, for a period of twelve months and $85,000 per transaction for which the Company engages Pittsford Capital as its financial consultant. This agreement is terminable by either party upon 30 days written notice.


        In addition, any Shares covered by this Prospectus may be sold by the Selling Shareholders pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

        The Company will pay all fees and expenses incident to the registration of the Shares offered hereby, other than the following expenses which will be borne by the Selling Shareholders: discounts and commissions payable to brokers or dealers in respect of sales of the Shares and stock transfer taxes.

                          DESCRIPTION OF CAPITAL STOCK


        OUTSTANDING AND COMMITTED SHARES. The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.01 per share. As of August 24, 1998, there were outstanding 7,642,500 shares of Common Stock. In addition, an aggregate of 500,000 shares of Common Stock are subject to issuance from time to time in the future under the Sel-Drum International, Inc. 1995 Employee and Non-Director Employee Stock Option Plan, and 250,000 Shares are subject to a presently exercisable option held by Raymond C. Sparks.


        COMMON STOCK. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.


        PREFERRED STOCK. The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $.01 per share, with such designations, rights and preferences as may be determined from time to time by the Board of Directors (see "RISK FACTORS"). As of August 24, 1998, no shares of Preferred Stock have been issued.


        TRANSFER AGENT. The transfer agent and registrar for the Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        Reference is made to Sections 721 through 725 of the New York Business Corporation Law (the "NYBCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

        Section 722 of the NYBCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; and, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the corporation, reasonably believed to be in, or not opposed to, the best interest of the corporation. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, unless prior court approval of indemnification has been obtained. Section 721 of the NYBCL provides that Article 7 of the NYBCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

        The Company's Restated Certificate of Incorporation requires the Company to indemnify its officers and directors to the fullest extent permitted under the NYBCL. Furthermore, the Company's By-laws provides that the Company, to the fullest extent permitted and in the manner required by the laws of the State of New York, may indemnify any officer or director (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of the Company to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that such director or officer, or such director's or officer's testator or intestate, was a director or officer of the Company or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

        Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts of omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the NYBCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

        The Company's Restated Certificate of Incorporation provides that a member of the Company's Board of Directors shall not be personally liable to the Company or its shareholders for damages for any breach of duty in his capacity as such; provided, however, that the foregoing provision in the Restated Certificate of Incorporation shall not be construed to eliminate (i) the liability of any director if a judgment or other adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that such director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that such director's acts violated
Section 719 of the NYBCL (concerning liability of directors in certain cases), or (ii) the liability of any director for any act or omission prior to the adoption of the foregoing provisions. The Restated Certificate of Incorporation further provides that if the NYBCL is amended after adoption of the foregoing provisions contained in the Company's Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Company shall be eliminated or limited to the fullest extent permitted by the NYBCL, as so amended. The Company's Restated Certificate of Incorporation provides that any repeal or modification of the foregoing provisions contained in the Company's Restated Certificate of Incorporation by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

        Article V of the Company's By-laws provides each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or his testator or intestate (i) is or was a director or officer of the Company or (ii) is or was a director or officer of the Company who serves or served, in any capacity, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Company (hereinafter an "indemnitee"), shall be indemnified and held harmless by the Company against all expense, liability and loss, including without limitation ERISA excise taxes or penalties, judgments, fines, penalties, amounts paid in settlement (provided the Board of Directors of the Company shall have given its prior consent to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees, suffered or incurred by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs and fiduciaries; provided, however, that no indemnification may be made to or on behalf of any director or officer if his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or otherwise disposed of, or if he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Notwithstanding the foregoing, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors and is consistent with the Company's By-laws.

General Effect
--------------

        The general effect of the indemnification provisions of the NYBCL and the Company's Restated Certificate of Incorporation and By-laws is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages in the event of a breach of fiduciary duty as a director (including breach of duty in the case of negligent or grossly negligent behavior) except in the situations as described above. The aforementioned provisions will not affect the availability of injunctive relief against directors of the Company (although such relief may not always be available as a practical matter), nor will it limit directors' liability for violations of the federal securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

        The legality of the Shares offered hereby will be passed upon for the Company by Harter, Secrest & Emery LLP, Rochester, New York.

                                     EXPERTS

        The consolidated financial statements as of July 31, 1997, and July 31, 1996, included in the Prospectus have been so included in reliance on the report of Mengel, Metzger, Barr & Co. LLP, independent accountants, and are so included in reliance upon the report given on their authority as experts in auditing and accounting.

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Sel-Drum International, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Sel-Drum International, Inc. and Subsidiaries as of July 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sel-Drum International, Inc. and Subsidiaries as of July 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

Rochester, New York
September 19, 1997

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                                                               APRIL 30,      JULY 31,      JULY 31,
                                                                 1998           1997          1996
                                                              -----------    ----------    ----------
                                                              (UNAUDITED)
                       ASSETS
                       ------

CURRENT ASSETS
--------------
  Cash and cash equivalents                                   $   64,932     $1,084,954    $1,181,396
  Accounts receivable, net of allowance for doubtful
    accounts of $115,339, $72,504 and $42,392,
    respectively                                               1,976,172      2,199,625     1,769,211
  Inventories                                                  3,590,711      3,143,472     3,795,766
  Refundable income taxes                                         33,076         38,293            --
  Deferred income tax benefit                                     25,000         25,000         9,400
  Other current assets                                            75,178         81,485       121,659
                                                              ----------     ----------    ----------
                    TOTAL CURRENT ASSETS                       5,765,069      6,572,829     6,877,432

PROPERTY
--------
  Equipment                                                    1,336,886      1,357,641     1,351,522
  Vehicles                                                        38,757         24,835        34,288
  Furniture and fixtures                                          56,141         48,465        38,134
  Leasehold improvements                                         404,722        414,114       387,136
                                                              ----------     ----------    ----------
                                                               1,836,506      1,845,055     1,811,080
  Less accumulated depreciation and amortization               1,028,503        919,898       775,172
                                                              ----------     ----------    ----------
                                                                 808,003        925,157     1,035,908
OTHER ASSET
-----------
  Organization costs, net of accumulated amortization of
    $5,687, $5,479 and $4,028, respectively                        7,761          9,096        10,608
  Purchased and developed technology, net of accumulated
    amortization of $36,244, $31,184 and $22,577,
    respectively                                                  47,396         55,840        64,819
  Deposits                                                        11,204         17,496        14,475
  Loans receivable from related parties                          167,396        115,421       114,295
                                                              ----------     ----------    ----------
                                                                 233,757        197,853       204,197
                                                              ----------     ----------    ----------
                                                              $6,806,829     $7,695,839    $8,117,537
                                                              ==========     ==========    ==========

The accompanying notes are an integral part of the consolidated financial statements.

                                                               APRIL 30,      JULY 31,      JULY 31,
                                                                 1998           1997          1996
                                                              -----------    ----------    ----------
                                                              (UNAUDITED)


        LIABILITIES AND SHAREHOLDERS' EQUITY
        -----------------------------------

CURRENT LIABILITIES
-------------------
  Current portion of long-term debt                           $   57,212     $   59,524    $  179,948
  Notes payable to bank                                          609,185      1,393,185     2,074,144
  Accounts payable                                               334,978        628,999     1,167,461
  Income taxes payable                                            18,279             --        91,771
  Other current liabilities                                      420,416        258,427       219,229
                                                              ----------     ----------    ----------
         TOTAL CURRENT LIABILITIES                             1,440,070      2,340,135     3,732,553


OTHER LIABILITIES
-----------------
  Deferred income taxes                                           75,973         31,909         9,406
  Long-term debt                                                  47,618        109,072       129,465
                                                              ----------     ----------    ----------
                                                                 123,591        140,981       138,871
SHAREHOLDERS' EQUITY
--------------------
  Preferred stock:
    Class C                                                    1,154,952      1,280,048     1,280,048
    Class D                                                    3,344,853      3,520,132     3,520,132
                                                              ----------     ----------    ----------
                                                               4,499,805      4,800,180     4,800,180
  Common stock                                                    76,425         76,425        76,325
  Additional paid-in capital                                     706,846        706,846       696,946
  Cumulative foreign currency translation adjustment            (231,833)      (113,311)     (110,067)
  Retained earnings (accumulated deficit)                        191,925       (255,417)   (1,217,271)
                                                              ----------     ----------    ----------
                                                               5,243,168      5,214,723     4,246,113
                                                              ----------     ----------    ----------
                                                              $6,806,829     $7,695,839    $8,117,537
                                                              ==========     ==========    ==========

The accompanying notes are an integral part of the consolidated financial statements.

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                            NINE MONTHS ENDED                 YEAR ENDED
                                                APRIL 30,                      JULY 31,
                                        --------------------------    --------------------------
                                           1998           1997           1997           1996
                                        -----------    -----------    -----------    -----------
                                        (UNAUDITED)    (UNAUDITED)
Net sales                               $10,874,126    $12,244,237    $16,619,967    $14,811,891
Cost of goods sold                        7,273,236      8,048,582     10,968,448      9,746,252
                                        -----------    -----------    -----------    -----------
          GROSS PROFIT                    3,600,890      4,195,655      5,651,519      5,065,639
Selling, administrative and general
  expenses                                2,704,819      2,904,558      3,954,952      3,651,045
Provision for doubtful accounts              50,780         44,557         75,089         47,960
                                        -----------    -----------    -----------    -----------
          INCOME FROM OPERATIONS            845,291      1,246,540      1,621,478      1,366,634
Other income (expense):
  Interest income                            16,658         13,480         22,851         27,260
  Interest expense                          (49,424)      (101,253)      (129,361)      (175,193)
  Gain (loss) on disposal of
     property                                    --          1,154        (24,551)        (4,869)
  Foreign currency transaction (loss)
     gain                                    (5,238)        21,185          9,495         15,018
                                        -----------    -----------    -----------    -----------
                                            (38,004)       (65,434)      (121,566)      (137,784)
                                        -----------    -----------    -----------    -----------
          INCOME BEFORE INCOME TAXES        807,287      1,181,106      1,499,912      1,228,850

Income taxes (benefit):
  Current                                   359,945        491,224        531,155        463,210
  Deferred                                       --             --          6,903         (4,547)
                                        -----------    -----------    -----------    -----------
                                            359,945        491,224        538,058        458,663
                                        -----------    -----------    -----------    -----------
          NET INCOME                    $   447,342    $   689,882    $   961,854    $   770,187
                                        ===========    ===========    ===========    ===========
Weighted average:
  Common shares                           7,642,500      7,642,500      7,642,500      7,632,500
  Dilutive stock options                         --             --             --             --
                                        -----------    -----------    -----------    -----------
  Common shares and dilutive stock
     options                              7,642,500      7,642,500      7,642,500      7,632,500
                                        ===========    ===========    ===========    ===========
Earnings per common share:
  Basic                                 $       .06    $       .09    $       .13    $       .10
                                        ===========    ===========    ===========    ===========
  Diluted                               $       .06    $       .09    $       .13    $       .10
                                        ===========    ===========    ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          -----------------------------------------------------------

                                                                   CUMULATIVE
                                                                     FOREIGN       RETAINED
                                                      ADDITIONAL    CURRENCY       EARNINGS         TOTAL
                              PREFERRED     COMMON     PAID-IN     TRANSLATION   (ACCUMULATED   SHAREHOLDERS'
                                STOCK       STOCK      CAPITAL     ADJUSTMENT      DEFICIT)        EQUITY
                              ----------   --------   ----------   -----------   ------------   -------------
Balance at August 1, 1995     $4,800,180    $76,220   $676,051      $(110,532)   $(1,987,458)    $3,454,461
Net income for the year               --         --         --             --        770,187        770,187
Adjustment for foreign
  currency translation                --         --         --            465             --            465
Issuance of 10,500 shares of
  common stock                        --        105     20,895             --             --         21,000
                              ----------    -------   --------      ---------    -----------     ----------
         BALANCE AT
           JULY 31, 1996       4,800,180     76,325    696,946       (110,067)    (1,217,271)     4,246,113
Net income for the year               --         --         --             --        961,854        961,854
Adjustment for foreign
  currency translation                --         --         --         (3,244)            --         (3,244)
Issuance of 10,000 shares of
  common stock in exchange
  for services rendered               --        100      9,900             --             --         10,000
                              ----------    -------   --------      ---------    -----------     ----------
         BALANCE AT
           JULY 31, 1997       4,800,180     76,425    706,846       (113,311)      (255,417)     5,214,723
Net income for the nine
  months ended April 30,
  1998 (unaudited)                    --         --         --             --        447,342        447,342
Redemption of 172 shares of
  Class C preferred stock       (125,096)        --         --             --             --       (125,096)
Redemption of 241 shares of
  Class D preferred stock       (175,279)        --         --             --             --       (175,279)
Adjustment for foreign
  currency translation                --         --         --       (118,522)            --       (118,522)
                              ----------    -------   --------      ---------    -----------     ----------
         BALANCE AT
           APRIL 30, 1998
           (UNAUDITED)        $4,499,805    $76,425   $706,846      $(231,833)   $   191,925     $5,243,168
                              ==========    =======   ========      =========    ===========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                         NINE MONTHS ENDED                YEAR ENDED
                                                             APRIL 30,                     JULY 31,
                                                     --------------------------    ------------------------
                                                        1998           1997           1997          1996
                                                     -----------    -----------    ----------    ----------
                                                     (UNAUDITED)    (UNAUDITED)
CASH FLOWS -- OPERATING ACTIVITIES
----------------------------------
  Net income                                         $   447,342    $  689,882     $  961,854    $  770,187
  Adjustments to reconcile net income to net cash
    provided from operating activities:
    Provision for doubtful accounts                       50,780        44,557         75,089        47,960
    Depreciation and amortization                        150,141       144,335        187,032       188,838
    Deferred income tax (benefit)                         44,064            --          6,903        (4,547)
    (Gain) loss on disposal of property                       --        (1,154)        24,551         4,869
    Issuance of common stock in exchange for
      services rendered                                       --            --         10,000            --
    Changes in certain assets and liabilities
      affecting operations:
      Accounts receivable                                172,673      (592,525)      (505,503)     (102,235)
      Inventories                                       (447,239)      386,175        652,294      (704,282)
      Refundable income taxes                              5,217            --        (38,293)           --
      Other current assets                                 6,307         9,625         40,174       (13,940)
      Deposits                                             6,292            73         (3,021)          145
      Accounts payable                                  (294,021)     (125,713)      (538,462)      132,515
      Income taxes payable                                18,279       (40,727)       (91,771)       32,319
      Other current liabilities                          161,989      (164,912)        39,198       104,795
                                                     -----------    ----------     ----------    ----------
         NET CASH PROVIDED FROM OPERATING
           ACTIVITIES                                    321,824       349,616        820,045       456,624

CASH FLOWS -- INVESTING ACTIVITIES
----------------------------------
  Purchases of property                                  (58,763)      (59,350)       (90,341)     (113,717)
  Proceeds from disposal of property                          --         2,804             --            --
                                                     -----------    ----------     ----------    ----------
         NET CASH (USED FOR) INVESTING
           ACTIVITIES                                    (58,763)      (56,546)       (90,341)     (113,717)

CASH FLOWS -- FINANCING ACTIVITIES
----------------------------------
  Redemption of preferred shares                        (300,375)           --             --            --
  Bank overdraft                                              --            --             --       (17,058)
  (Increase) decrease in loans receivable from
    related parties                                      (51,975)          529         (1,126)       (3,063)
  Short-term (repayments) borrowings, net               (784,000)     (473,989)      (680,959)      731,913
  Repayments on long-term debt                           (63,766)     (143,234)      (140,817)      (59,272)
  Proceeds from issuance of common stock                      --            --             --        21,000
                                                     -----------    ----------     ----------    ----------
         NET CASH (USED FOR) PROVIDED FROM
           FINANCING ACTIVITIES                       (1,200,116)     (616,694)      (822,902)      673,520
Effect of exchange rate changes on cash                  (82,967)      (39,838)        (3,244)       (1,036)
                                                     -----------    ----------     ----------    ----------
         NET (DECREASE) INCREASE IN CASH AND CASH
           EQUIVALENTS                                (1,020,022)     (363,462)       (96,442)    1,015,391
Cash and cash equivalents at beginning of period       1,084,954     1,181,396      1,181,396       166,005
                                                     -----------    ----------     ----------    ----------
         CASH AND CASH EQUIVALENTS AT END OF
           PERIOD                                    $    64,932    $  817,934     $1,084,954    $1,181,396
                                                     ===========    ==========     ==========    ==========

                                     F-6

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                         NINE MONTHS ENDED                YEAR ENDED
                                                             APRIL 30,                     JULY 31,
                                                     --------------------------    ------------------------
                                                        1998           1997           1997          1996
                                                     -----------    -----------    ----------    ----------
                                                     (UNAUDITED)    (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the period for:
                                                     ===========    ==========     ==========    ==========
      Interest                                       $    49,424    $  101,253     $  129,361    $  175,193
      Income taxes                                   $   292,385    $  550,392     $  661,648    $  426,046
                                                     ===========    ==========     ==========    ==========

The accompanying notes are an integral part of the consolidated financial statements.

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)


NOTE A:  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------

DESCRIPTION OF BUSINESS

     Sel-Drum International, Inc. (the "Company") is a holding company which owns 100% of the common stock of Sel-Drum Imaging Corporation (a Canadian holding company). Sel-Drum Imaging Corporation owns 100% of the common stock of Sel-Drum Corporation (U.S.A.), Inc. (a United States operating company) and Sel-Drum Corporation (a Canadian operating company).

     Prior to November 1, 1996, Micron Imaging Corp. was also a wholly-owned subsidiary of Sel-Drum Imaging Corporation. On November 1, 1996, Micron Imaging Corp. and Sel-Drum Corporation combined their operations into one entity, which continued to do business as Sel-Drum Corporation.

     Sel-Drum Corporation (U.S.A.), Inc. and Sel-Drum Corporation are engaged in the wholesale distribution of parts and supplies used in the reprographic industry. Micron Imaging (a division of Sel-Drum Corporation as of November 1,
1996) is engaged in the commercial production and distribution of arsenic triselenide photoconductor aluminum drums used in duplicating machinery and the remanufacture of cartridges used in laser printers and facsimile machines. The Companies grant credit to customers who are located throughout the United States and Canada, and arrange for letters of credit and sight drafts with international customers.

     Sel-Drum Corporation (U.S.A.), Inc. operates from a warehouse located in Buffalo, New York. Sel-Drum Corporation's operating facility, which includes warehouse space and administrative offices, is located in Burlington, Ontario, Canada. Micron Imaging has its manufacturing facility and administrative offices in Kelowna, British Columbia, Canada.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Sel-Drum International, Inc. and its wholly-owned subsidiaries (through Sel-Drum Imaging Corporation), Sel-Drum Corporation (U.S.A.), Inc. and Sel-Drum Corporation. All material intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     The Company's policy is to invest cash in excess of operating requirements in income producing investments. Cash equivalents are highly liquid investments purchased with original maturities of three months or less. Cash equivalents consist of investments in term deposit accounts at a Canadian financial institution. At July 31, 1997 and 1996, the Company's investment in these term deposit accounts aggregated approximately $439,000 and $675,000, respectively.

CONCENTRATION OF CREDIT RISK -- CASH

     The Company maintains cash balances at financial institutions located in New York and Canada. Accounts at the New York institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Accounts at the Canadian institutions are insured by the Canadian Deposit Insurance Corporation up to $43,500 ($60,000 Canadian). Uninsured balances aggregated approximately $1,313,000 and $1,111,000 at July 31, 1997 and 1996, respectively.

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)



NOTE A:  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
-------------------------------------------------------------------
INVENTORIES

     Inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

PROPERTY

     Property is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using accelerated and straight-line methods over the estimated useful lives of the related assets, which are as follows:

        Equipment                              5 - 10 Years
        Vehicles                                    5 Years
        Furniture and fixtures                      5 Years
        Leasehold improvements                     10 Years

     Major renewals and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Upon sale or retirement, the related cost and accumulated depreciation or amortization are removed from the accounts and the related gain or loss is reflected in operations.

ORGANIZATION COSTS

     Organization costs are being amortized on a straight-line basis over ten years.

PURCHASED AND DEVELOPED TECHNOLOGY

     Purchased and developed technology, consisting of technology acquired as well as engineering and other costs associated with the development of Micron Imaging's production process, is being amortized on a straight-line basis over its estimated useful life of ten years.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     Sel-Drum International, Inc. and Sel-Drum Corporation (U.S.A.), Inc. maintain their accounting records in U.S. dollars, while Sel-Drum Imaging Corporation and Sel-Drum Corporation maintain their accounting records in Canadian dollars. The accompanying consolidated financial statements are presented in U.S. dollars. Accordingly, all balance sheet accounts of Sel-Drum Imaging Corporation and Sel-Drum Corporation are translated into U.S. dollars at period-end exchange rates, and statement of income items are translated at weighted average exchange rates. The resulting translation adjustments are made directly to a separate component of shareholders' equity. Gains or losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the statements of income.

ADVERTISING COSTS

     The Company's policy is to expense advertising costs as incurred. Advertising costs for fiscal 1997 and 1996 were $110,212 and $97,782, respectively ($59,906 and $75,150 for the nine months ended April 30, 1998 and 1997, respectively.)

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)


NOTE A:  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Cont'd
-------------------------------------------------------------------


INCOME TAXES

     Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statement and tax basis of assets and liabilities, as determined by the enacted rates which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. The principal types of temporary differences between assets and liabilities for financial statement and tax return purposes are detailed in Note F.

EARNINGS PER COMMON SHARE

     The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128") in the second quarter of fiscal 1998. All comparative earnings per share data provided for earlier periods have been restated to conform to the provisions of this Statement.

     Basic earnings per share excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Company, is computed by dividing net income by the weighted average number of common shares and dilutive stock options. Other than stock options, the Company has no securities that could be converted into common stock, nor does it have any contracts that could result in the issuance of common stock.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity period of those instruments. In addition, the Company does not believe it is practicable to estimate the fair value of loans receivable from related parties and long-term debt due to the terms of such agreements. Further, any difference between the carrying value and fair value of those agreements would not be significant.

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)


NOTE A:  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Cont'd
-------------------------------------------------------------------

UNAUDITED INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company's financial position at April 30, 1998 and results of operations and cash flows for the nine-month periods ended April 30, 1998 and 1997. The financial statements as of April 30, 1998 and for the nine months ended April 30, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 1998.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," which requires changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. Adoption of SFAS 130 is required for fiscal 1999, however, the Company does not anticipate a significant impact on its financial disclosure requirements due to the adoption of SFAS 130.

NOTE B:  INVENTORIES
--------------------

     The components of inventories are as follows:

                                                APRIL 30,      JULY 31,      JULY 31,
                                                  1998           1997          1996
                                               -----------    ----------    ----------
                                               (UNAUDITED)
Raw materials                                  $  205,912     $  236,240    $  281,634
Work-in-process                                    32,172         17,763        88,080
Finished goods                                  3,352,627      2,889,469     3,426,052
                                               ----------     ----------    ----------
                                               $3,590,711     $3,143,472    $3,795,766
                                               ==========     ==========    ==========

NOTE C:  LOANS RECEIVABLE FROM RELATED PARTIES
----------------------------------------------

     Non-interest bearing loans receivable from related parties are summarized as follows:

                                                     APRIL 30,     JULY 31,    JULY 31,
                                                       1998          1997        1996
                                                    -----------    --------    --------
                                                    (UNAUDITED)
Due from 547117 Ontario Limited                       $ 25,730     $ 26,003    $ 25,342
Due from 547118 Ontario Limited                        141,666       89,418      88,953
                                                      --------     --------    --------
                                                      $167,396     $115,421    $114,295
                                                      ========     ========    ========

     The President of Sel-Drum Corporation is the majority shareholder (by attribution) of the Canadian holding companies, 547117 Ontario Limited and 547118 Ontario Limited. There are currently no repayment terms for the outstanding loans cited above.

                 SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)



NOTE D:  NOTES PAYABLE TO BANK
------------------------------

     Sel-Drum Corporation has several debt arrangements with a Canadian bank, summarized as follows:

          FACILITY A: Revolving demand loan approximating $2,500,000 ($3,700,000 Canadian dollars) to assist with financing of the accounts receivable and inventories of Sel-Drum Corporation and Sel-Drum Corporation (U.S.A.), Inc. The arrangement provides for interest to be paid monthly at the bank's prime rate plus .25% (an effective rate of 6.75% at April 30, 1998). This arrangement may be drawn upon by Sel-Drum Corporation and Sel-Drum Corporation (U.S.A.), Inc. There were borrowings outstanding against this arrangement of $591,760 at April 30, 1998 ($1,358,738 and $1,677,716 at July 31, 1997 and 1996, respectively). Letters of credit (see Facility B below), which reduce the amount of borrowings available under the terms of the arrangement, were outstanding at April 30, 1998 in an amount approximating $197,800.

          FACILITY B: This arrangement provides the Company with letters of credit to purchase inventories, up to an amount approximating $1,087,800 ($1,500,000 Canadian dollars), subject to the outstanding balance of Facility A cited above.

          FACILITY C: $250,000 revolving demand loan to finance the payment of U.S. trade accounts payable, subject to the outstanding balance of Facility A cited above. No amounts were outstanding under this arrangement at April 30, 1998, July 31, 1997 or July 31, 1996.

          FACILITY D: $50,000 facility to provide check clearing privileges for U.S. dollar checks, subject to the outstanding balance of Facility A cited above. No amounts were outstanding under this arrangement at April 30, 1998, July 31, 1997 or July 31, 1996.

           FACILITY E: $245,000 ($350,000 Canadian dollars) facility to provide for the purchase of up to $1,200,000 ($1,750,000 Canadian dollars) of forward exchange contracts in Japanese yen. Borrowings are subject to the outstanding balance of Facility A cited above. No amounts were outstanding under this arrangement at April 30, 1998, July 31, 1997 or July 31, 1996.

          FACILITY F: $45,000 ($65,000 Canadian dollars) arrangement to finance leasehold improvements at the facility of Sel-Drum Corporation, which provides for interest at the prime rate plus 1% (an effective rate of 7.5% at April 30, 1998). Borrowings are subject to the outstanding balance of Facility A cited above. There were borrowings outstanding against this arrangement of $17,425 at April 30, 1998 ($34,447 and $56,443 at July 31,
     1997 and 1996 respectively).

     Total amounts outstanding on all of the above arrangements as of April 30, 1998 amounted to $609,185. At April 30, 1998 the Company had approximately $1,693,000 available for borrowing under these arrangements.

                SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)



NOTE D:  NOTES PAYABLE TO BANK -- CONTINUED
-------------------------------------------

     The above arrangements are secured by substantially all assets of Sel-Drum Corporation and Sel-Drum Corporation (U.S.A.), Inc., the limited corporate guarantees of Sel-Drum International, Inc. and Sel-Drum Imaging Corporation, each in the amount of approximately $2,500,000 ($3,500,000 Canadian dollars) and the limited corporate guarantee of Sel-Drum Corporation (U.S.A.), Inc. in the amount of $1,050,000 ($1,500,000 Canadian dollars). In addition, Facility F is also secured by a collateral mortgage of $210,000 ($300,000 Canadian dollars) on the operating facilities of Sel-Drum Corporation. Further, the arrangements contain various covenants which provide for, among other things, the maintenance of certain ratios and dividend restrictions.

NOTE E:  LONG-TERM DEBT
-----------------------

     Long-term debt is summarized as follows:

                                                     APRIL 30,     JULY 31,    JULY 31,
                                                       1998          1997        1996
                                                    -----------    --------    --------
                                                    (UNAUDITED)
Interest free note payable to a shareholder. The
  note was paid in full in October 1996...........    $     --     $     --    $ 29,132
Interest free note payable to a corporation. The
  note was paid in full in October 1996...........          --           --      91,037
Interest free loan payable to Western Economic
  Diversification Fund, due in monthly payments of
  approximately $4,960 through November 1999......     104,830      168,596     189,244
                                                      --------     --------    --------
                                                       104,830      168,596     309,413
Less: Current portion of long-term debt...........      57,212       59,524     179,948
                                                      --------     --------    --------
                                                      $ 47,618     $109,072    $129,465
                                                      ========     ========    ========

     Maturities for long-term debt are as follows:

                    YEAR ENDING JULY 31,
                    --------------------
     1998...................................................    $ 59,524
     1999...................................................      59,524
     2000...................................................      49,548
                                                                --------
                                                                $168,596
                                                                ========

                SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)



NOTE F:  INCOME TAXES
---------------------

     The total tax provision is different from the amount that would have been recorded by applying the U.S. statutory federal income tax rate to income before taxes. The reconciliation of these differences is as follows:

                                                     NINE MONTHS ENDED                 YEAR ENDED
                                                 --------------------------    --------------------------
                                                         APRIL 30,                      JULY 31,
                                                 --------------------------    --------------------------
                                                    1998           1997           1997           1996
                                                 -----------    -----------    -----------    -----------
                                                 (UNAUDITED)    (UNAUDITED)
       Statutory U.S. tax rate.................     34.0%          34.0%          34.0%          34.0%
       State income taxes, net of federal tax
         benefit...............................      2.0            2.0            2.0            2.0
       Utilization of loss carryforwards.......       --             --            (.2)           (.2)
       Utilization of scientific research and
         experimental development expenditure
         carryforwards.........................       --             --            (.5)            --
       Difference between non--U.S. and U.S.
         tax rates.............................      1.0            1.0             .7            1.3
       Other...................................      7.5            4.5            (.1)            .2
                                                    ----           ----           ----           ----
                 EFFECTIVE TAX RATE............     44.5%          41.5%          35.9%          37.3%
                                                    ====           ====           ====           ====

     Deferred taxes resulting from temporary differences are as follows:

                                                                     ASSETS/(LIABILITIES)
                                                                     --------------------
                                                                           JULY 31,
                                                                     --------------------
                                                                       1997        1996
                                                                     --------    --------
       Allowance for doubtful accounts receivable..................  $ 25,000    $  9,400
       Depreciation................................................   (79,047)     (9,406)
       Scientific research and experimental development expenditure
         carryforwards.............................................    20,000      64,216
       Investment tax credit carryforwards.........................    47,138      47,900
       Tax effect of utilization of investment tax credit
         carryforwards required to be included in taxable income...   (20,000)         --
       Less valuation allowance....................................        --    (112,116)
                                                                     --------    --------
                                                                     $ (6,909)   $     (6)
                                                                     ========    ========
       Current.....................................................  $ 25,000    $  9,400
       Long-term...................................................   (31,909)     (9,406)
                                                                     --------    --------
                                                                     $ (6,909)   $     (6)
                                                                     ========    ========

     Temporary differences at April 30, 1998 are substantially the same as they were at July 31, 1997.

                SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)


NOTE F:  INCOME TAXES, Cont'd
----------------------

     At July 31, 1997, Sel-Drum Corporation had scientific research and experimental development expenditure carryforwards approximating $50,000 which may, subject to certain limitations, offset future taxable income. The scientific research and experimental development expenditure carryforwards may be carried forward indefinitely. In addition, Sel-Drum Corporation also had investment tax credit carryforwards of $47,138 available, subject to certain limitations, to reduce future income taxes payable. These credits expire at various times through 2004.

                SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)


NOTE G:  COMMON AND PREFERRED STOCK
-----------------------------------

     The following is certain information regarding common and preferred stock:

                                                     APRIL 30,               JULY 31,
                                                    ------------    ---------------------------
                                                        1998            1997           1996
                                                    ------------    ------------    -----------
                                                    (UNAUDITED)
SEL-DRUM INTERNATIONAL, INC.
---------------------------
 PREFERRED STOCK
 ---------------
     Par value                                             $0.01           $0.01          $0.01
     Shares authorized                                10,000,000      10,000,000     10,000,000
     Shares issued and outstanding                          None            None           None
  COMMON STOCK
  ------------
     Par value                                             $0.01           $0.01          $0.01
     Shares authorized                               100,000,000     100,000,000     10,000,000
     Shares issued and outstanding                     7,642,500       7,642,500      7,632,500
SEL-DRUM IMAGING CORPORATION
----------------------------
  PREFERRED STOCK
  ---------------
     Class A (5% non-cumulative):
       Par value                                            None            None           None
       Stated value                                 $     727.30    $     727.30    $    727.30
       Shares authorized                                   2,000           2,000          2,000
       Shares issued and outstanding                        None            None           None
     Class B (5% non-cumulative):
       Par value                                            None            None           None
       Stated value                                 $     727.30    $     727.30    $    727.30
       Shares authorized                                   5,000           5,000          5,000
       Shares issued and outstanding                        None            None           None
     Class C (5% non-cumulative):
       Par value                                            None            None           None
       Stated value                                 $     727.30    $     727.30    $    727.30
       Shares authorized                                  10,000          10,000         10,000
       Shares issued and outstanding                       1,588           1,760          1,760
     Class D (5% non-cumulative):
       Par value                                            None            None           None
       Stated value                                 $     727.30    $     727.30    $    727.30
       Shares authorized                                  10,000          10,000         10,000
       Shares issued and outstanding                       4,599           4,840          4,840

     Effective March 6, 1998, the Company was reincorporated as a New York Corporation. In connection with the reincorporation, Sel-Drum International, Inc. established a par value of $0.01 per share for its preferred stock and $0.01 per share for its common stock. Accordingly, the amounts in the accompanying financial statements, for all periods presented, reflect the revised capital structure of the Company, which resulted in a reduction in common stock from its previously stated value and an increase in additional paid-in capital of the same amount.

               SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)


NOTE H:  COMMITMENTS AND CONTINGENCIES
--------------------------------------

  Lease commitments
  -----------------

     Sel-Drum Corporation leases its operating facility from a related party at a base monthly rental approximating $7,050 through February 2002. In addition to the base rental, the Company is responsible for property taxes, insurance, utilities and repairs and maintenance.

     Sel-Drum Corporation (U.S.A.), Inc. leases its warehouse from an unrelated party at a base monthly rental approximating $2,800 through March 1998, then $3,200 through the expiration of the lease in October 2001. The base monthly rental includes property taxes and utilities.

     Micron Imaging leases one of its facilities for approximately $1,800 per month under a lease agreement which expires in April 1999. Micron Imaging also leases two additional facilities on a month-to-month basis, one from a related party.

     Total rent expense for the Company's operating facilities and warehouses was $194,679 and $149,761 for the years ended July 31, 1997 and 1996, respectively ($126,343 and $112,379 for the nine month periods ended April 30, 1998 and 1997, respectively).

     Total minimum future rental payments under all noncancellable leases are approximately as follows:


          YEAR ENDING JULY 31,                         AMOUNT
          --------------------                        --------
                 1998                                 $146,669
                 1999                                  134,824
                 2000                                  126.845
                 2001                                  122,856
                 2002                                   51,864
                                                      --------
                                                      $583,058
                                                      ========

     The amounts included in the minimum future rental payments above for the Company's Canadian facilities have been converted to U.S. dollars using the appropriate period-end exchange rates.

EMPLOYMENT CONTRACTS
--------------------

     Employment contracts exist with the President and Director of Finance of Sel-Drum Corporation and the General Manager of Micron Imaging. These contracts provide for minimum annual salaries plus bonuses.

CONTINGENCIES
-------------

     At April 30, 1998, July 31, 1997 and 1996, Sel-Drum Corporation was contingently liable for approximately $197,800, $155,310 and $330,000, respectively, related to letters of credit (see Note D).

               SEL-DRUM INTERNATIONAL, INC. AND SUBSIDIARIES
                 ---------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
            -------------------------------------------------------

                   FOR THE YEARS ENDED JULY 31, 1997 AND 1996
                   ------------------------------------------
              (UNAUDITED WITH RESPECT TO DATA AS OF APRIL 30, 1998
         AND FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997)


NOTE I:  STOCK OPTION PLAN
--------------------------

     On November 24, 1995, the Company's shareholders approved the Sel-Drum International, Inc. 1995 Employee and Non-Employee Director Stock Option Plan (the "Plan"). The Plan is designed to attract and retain key employees, directors or advisors of the Company and to encourage them to contribute to the Company's success by providing the opportunity for stock ownership. The Plan provides for the grant of incentive stock options and nonstatutory stock options to key employees, directors and advisors of the Company to purchase up to an aggregate of 500,000 shares of the Company's common stock. The Plan is administered by a Stock Option Committee, which is authorized to determine the recipients of options, the type of options granted, the number of shares subject to each option, the term of each option, exercise prices and other option features. The term of an option may not exceed 5 years where the optionee would thereafter own stock possessing more than 10% of the combined voting power of the common stock (a 10% Shareholder). The exercise price must at least equal the fair market value of the common stock on the date of the grant of the option, except that if an incentive stock option is granted to a 10% Shareholder, the exercise price shall be no less than 110% of the fair market value of the common stock on the date of the grant of the option. On April 24, 1998, nonstatutory options were granted to allow for the purchase of up to 500,000 shares of the Company's common stock at an exercise price of $.50 per share; however, as of June 24, 1998, none of the options have been exercised.

NOTE J:  IMPACT OF YEAR 2000 (UNAUDITED)
----------------------------------------

     The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any of the Company's computer programs or operating equipment that have time-sensitive software may recognize a date using "00" as the year 1900 rather than Year 2000. This could result in a computer system failure or miscalculations causing disruptions of operations.

     Management is in the process of assessing which systems will need to be modified or replaced so that they will function properly with respect to dates in the Year 2000 and thereafter. The Company plans to initiate formal communications with its significant vendors to determine the extent to which the Company's programs or operating equipment are vulnerable to those third parties' failure to remediate their own Year 2000 issues. The total Year 2000 project cost has not been determined.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Reference is made to Sections 721 through 725 of the New York Business Corporation Law (the "NYBCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

        Section 722 of the NYBCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; and, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the corporation, reasonably believed to be in, or not opposed to, the best interest of the corporation. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, unless prior court approval of indemnification has been obtained. Section 721 of the NYBCL provides that Article 7 of the NYBCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

        The Company's Restated Certificate of Incorporation requires the Company to indemnify its officers and directors to the fullest extent permitted under the NYBCL. Furthermore, the Company's By-laws provides that the Company, to the fullest extent permitted and in the manner required by the laws of the State of New York, may indemnify any officer or director (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of the Company to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that such director or officer, or such director's or officer's testator or intestate, was a director or officer of the Company or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

        Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts of omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated
Section 719 of the NYBCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

        The Company's Restated Certificate of Incorporation provides that a member of the Company's Board of Directors shall not be personally liable to the Company or its shareholders for damages for any breach of duty in his capacity as such; provided, however, that the foregoing provision in the Restated Certificate of Incorporation shall not be construed to eliminate (i) the liability of any director if a judgment or other adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that such director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that such director's acts violated
Section 719 of the NYBCL (concerning liability of directors in certain cases), or (ii) the liability of any director for any act or omission prior to the adoption of the foregoing provisions. The Restated Certificate of Incorporation further provides that if the NYBCL is amended after adoption of the foregoing provisions contained in the Company's Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Company shall be eliminated or limited to the fullest extent permitted by the NYBCL, as so amended. The Company's Restated Certificate of Incorporation provides that any repeal or modification of the foregoing provisions contained in the Company's Restated Certificate of Incorporation by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

        Article V of the Company's By-laws provides each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or his testator or intestate (i) is or was a director or officer of the Company or (ii) is or was a director or officer of the Company who serves or served, in any capacity, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Company (hereinafter an "indemnitee"), shall be indemnified and held harmless by the Company against all expense, liability and loss, including without limitation ERISA excise taxes or penalties, judgments, fines, penalties, amounts paid in settlement (provided the Board of Directors of the Company shall have given its prior consent to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees, suffered or incurred by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs and fiduciaries; provided, however, that no indemnification may be made to or on behalf of any director or officer if his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or otherwise disposed of, or if he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Notwithstanding the foregoing, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors and is consistent with the Company's By-laws.

General Effect
--------------

        The general effect of the indemnification provisions of the NYBCL and the Company's Restated Certificate of Incorporation and By-laws is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages in the event of a breach of fiduciary duty as a director (including breach of duty in the case of negligent or grossly negligent behavior) except in the situations as described above. The aforementioned provisions will not affect the availability of injunctive relief against directors of the Company (although such relief may not always be available as a practical matter), nor will it limit directors' liability for violations of the federal securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses expected to be incurred by the Company in connection with the offering of the Shares registered hereby. All amounts, except the Securities and Exchange Commission registration fee, are estimated.


         Securities and Exchange Commission Registration Fee   $   143
         NASD Fee ..........................................   $   560
         Accounting Fees and Expenses ......................   $ 7,600
         Legal Fees and Expenses ...........................   $30,000
         Blue Sky Fees and Expenses ........................   $ 5,000
         Miscellaneous Expenses ............................   $ 2,000
         Total .............................................   $45,303


ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES.

        Since January 1, 1995, the Company has sold the following shares of Common Stock which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

                                                                  Number of                   Aggregate
Date of Sale                    Name of Investor                   Shares                   Consideration
------------                    ----------------                   ------                   -------------

3/14/96                         Sharron King                        1,000                      $  2,000

3/14/96                         F. Keith Bird                       8,000                        16,000

3/14/96                         Kenneth C. Musgrave                 1,000                         2,000

3/14/96                         James Hrousalas                       500                         1,000

11/19/96                        Kensington Enterprises Ltd.        10,000                        10,000*


        * The shares issued to Kensington Enterprises Ltd. were issued in connection with services rendered to the Company and were valued at $1.00 per share at the time of issuance.

        Each of the issuances of securities described above was made by private offerings in reliance of the exemption from the registration requirements of the Securities Act provided by Regulation S of the Securities Act.

ITEM 27.       EXHIBITS.


        *      (1)    UNDERWRITING AGREEMENT

                      Form of Underwriting Agreement between Sel-Drum International, Inc., and Pittsford Capital Markets, Inc.


               (2) PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION

                      Not applicable.

               (3)    (a)    ARTICLES OF INCORPORATION

                             Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3(a) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                      (b)    BY-LAWS

                             By-laws are incorporated herein by reference to
                             Exhibit 3(b) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

               (4) INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

                             The documents listed under Item (3) of this Index are incorporated herein by reference.

        *      (5)    OPINION OF HARTER, SECREST & EMERY LLP



               (8)    OPINION REGARDING TAX MATTERS

                      Not applicable.

               (9)    VOTING TRUST AGREEMENT

                      Not applicable.

              (10)    MATERIAL CONTRACTS


                       (a) Employment Contract dated as of November 1, 1997, between Sel-Drum International, Inc., and Raymond Sparks is incorporated herein by reference to
                             Exhibit 10(a) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                       (b) Non-Incentive Stock Option Grant granted as of November 3, 1997, by Sel-Drum International, Inc., to Raymond C. Sparks is incorporated herein by reference to Exhibit 10(b) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                       (c) Form of Redemption Agreement by and between 547118 Ontario Limited, Sel-Drum Imaging Corporation and Sel-Drum International, Inc., is incorporated herein by reference to Exhibit 10(c) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                       (d) Form of Redemption Agreement by and between Robert Asseltine, Geraldine Asseltine, Sel-Drum Imaging Corporation and Sel-Drum International, Inc., is incorporated herein by reference to Exhibit 10(d) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                       (e) Insurance Policy Agreement dated February 1, 1998, between Sel-Drum International, Inc., and Brian
                             F. Turnbull is incorporated herein by reference to
                             Exhibit 10(a) to the Company's Form 10-QSB for the quarter ended April 30, 1998.


                       (f)   Sel-Drum International, Inc. 1995 Employee and
                              Non-Employee Director Stock Option Plan is incorporated herein by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-57885).

             *         (g)   Share Repurchase and Non-Competition Agreement
                             dated as of February 1, 1998, by and among Brien
                             Murtagh, Sel-Drum Imaging Corporation and Sel-Drum
                             International, Inc.

             *         (h)   Form of Financial Consulting Agreement between
                             Sel-Drum International, Inc. and Pittsford Capital
                             Markets, Inc.

             *         (i)   Form of Custody Agreement


             (11)      STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                       Computation can be clearly determined by reference to the Financial Statements included herein.

             (13)      ANNUAL OR QUARTERLY REPORTS

                       Not applicable.

             (16)      LETTER ON CHANGE IN CERTIFYING ACCOUNTANT

                       Not applicable.

              (21)     SUBSIDIARIES OF THE COMPANY

        *     (23)     CONSENT OF EXPERTS AND COUNSEL

                       *(a)  Consent of Mengel, Metzger, Barr & Co. LLP

                       *(b) Consent of Harter, Secrest & Emery LLP (contained in Exhibit 5)

             (24)      POWER OF ATTORNEY

             (25)      STATEMENT OF ELIGIBILITY OF TRUSTEE

                       Not applicable.

             (26)      INVITATIONS FOR COMPETITIVE BIDS

                       Not applicable.

             (27)      FINANCIAL DATA SCHEDULE

             (99)      ADDITIONAL EXHIBITS

                       Not applicable.

---------------------
*       Exhibit filed with this Amendment

ITEM 28.     UNDERTAKINGS.

        The undersigned Company hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a Director, Officer or Controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Buffalo, State of New York, on August 27, 1998.


                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Raymond C. Sparks as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

                                       SEL-DRUM INTERNATIONAL, INC.


                                       By: /s/ Raymond C. Sparks
                                           -------------------------------------
                                           Raymond C. Sparks
                                           President and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

/s/ Raymond C. Sparks                              President, Chief Executive              August 27, 1998
---------------------------------                  Officer and Director (Prin-
Raymond C. Sparks                                  cipal Executive Officer)

        *                                          Vice President - Finance                August 27, 1998
---------------------------------                  (Principal Financial Officer
John C. Hall                                       and Principal Accounting
                                                   Officer)

        *                                          Director, Selling                       August 27, 1998
---------------------------------                  Shareholder
Robert E. Asseltine
        *                                          Director                                August 27, 1998
---------------------------------
Robert M. Orr

        *                                          Director, Selling                       August 27, 1998
---------------------------------                  Shareholder
Brian F. Turnbull


*By: /s/ Raymond C. Sparks
    --------------------------------------------
      Attorney-in-Fact

                                 EXHIBIT INDEX


        *    (1)  UNDERWRITING AGREEMENT

                  Form of Underwriting Agreement between Sel-Drum
                  International, Inc., and Pittsford Capital Markets, Inc.


             (2) PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION

                  Not applicable.

             (3)  (a)  ARTICLES OF INCORPORATION

                       Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3(a) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                  (b)  BY-LAWS

                       By-laws are incorporated herein by reference to Exhibit 3(b) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

             (4) INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

                       The documents listed under Item (3) of this Index are incorporated herein by reference.


        *    (5)  OPINION OF HARTER, SECREST & EMERY LLP



             (8)  OPINION REGARDING TAX MATTERS

                  Not applicable.

             (9)  VOTING TRUST AGREEMENT

                  Not applicable.

            (10)  MATERIAL CONTRACTS


                  (a) Employment Contract dated as of November 1, 1997, between Sel-Drum International, Inc., and Raymond Sparks is incorporated herein by reference to
                             Exhibit 10(a) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                       (b) Non-Incentive Stock Option Grant granted as of November 3, 1997, by Sel-Drum International, Inc., to Raymond C. Sparks is incorporated herein by reference to Exhibit 10(b) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                       (c) Form of Redemption Agreement by and between 547118 Ontario Limited, Sel-Drum Imaging Corporation and Sel-Drum International, Inc., is incorporated herein by reference to Exhibit 10(c) to the Company's Form 10-QSB for the quarter ended January 31, 1998.

                       (d) Form of Redemption Agreement by and between Robert Asseltine, Geraldine Asseltine, Sel-Drum Imaging Corporation and Sel-Drum International, Inc., is incorporated herein by reference to Exhibit 10(d) to the Company's Form 10-QSB for the quarter ended January 31, 1998.


                       (e) Insurance Policy Agreement dated February 1, 1998, between Sel-Drum International, Inc., and Brian
                             F. Turnbull is incorporated herein by reference to
                             Exhibit 10(a) to the Company's Form 10-QSB for the quarter ended April 30, 1998.


                       (f) Sel-Drum International, Inc. 1995 Employee and Non-Employee Director Stock Option Plan is incorporated herein by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-57885).

                *      (g)   Share Repurchase and Non-Competition Agreement
                             dated as of February 1, 1998, by and among Brien
                             Murtagh, Sel-Drum Imaging Corporation and Sel-Drum
                             International, Inc.

                *      (h)   Form of Financial Consulting Agreement between
                             Sel-Drum International, Inc. and Pittsford Capital
                             Markets, Inc.

                *      (i)   Form of Custody Agreement



                (11)   STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                       Computation can be clearly determined by reference to the Financial Statements included herein.

                (13)   ANNUAL OR QUARTERLY REPORTS

                       Not applicable.

                (16)   LETTER ON CHANGE IN CERTIFYING ACCOUNTANT

                       Not applicable.

                (21)   SUBSIDIARIES OF THE COMPANY

        *       (23)   CONSENT OF EXPERTS AND COUNSEL

                       *(a) Consent of Mengel, Metzger, Barr & Co. LLP
                       *(b) Consent of Harter, Secrest & Emery LLP (contained
                            in Exhibit 5)

                (24)   POWER OF ATTORNEY


                (25)   STATEMENT OF ELIGIBILITY OF TRUSTEE

                       Not applicable.

                (26)   INVITATIONS FOR COMPETITIVE BIDS

                       Not applicable.

                (27)   FINANCIAL DATA SCHEDULE

                (99)   ADDITIONAL EXHIBITS

                       Not applicable.

-----------------------------
*     Exhibit filed with this Amendment